UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Clean Harbors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2020
Corporate Headquarters
42 Longwater Drive
Norwell, Massachusetts 02061
Tel. 781-792-5000

To Our Fellow Shareholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2020 annual meeting of shareholders, to be held at 10:00 a.m., local time, on Wednesday, June 3, 2020 at the Company's headquarters at 42 Longwater Drive, Norwell, Massachusetts.

Information about the annual meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person. Given the current limitations and guidelines of social distancing, we will be abundantly cautious for all who attend the meeting in person. We will follow the required protocols so as to maintain the health and safety of everyone who is in attendance.

We currently intend to hold the Company's annual meeting in person. However, we are actively monitoring the coronavirus outbreak (COVID-19) and its potential impact on the meeting, in particular in light of Massachusetts Governor Charles Baker's "stay at home" advisory, which, at present, will expire on May 4, 2020.

For the 2020 annual meeting, we are again using the “notice and access” method of providing proxy materials via the internet. On or about April 24, 2020, we will be mailing to our shareholders a notice of internet availability of proxy materials, or “e-proxy notice,” containing instructions on how to access our 2020 proxy statement and the 2019 annual report to shareholders (including our 2019 Annual Report on Form 10-K).

Your vote is important. If you are unable to attend the meeting in person, it is important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the internet, by telephone, or by mail as described under "Proxy Solicitation" in the attached proxy statement.

Please note that under the current rules of the New York Stock Exchange, your broker will not be able to vote your shares at the annual meeting on the election of directors or on certain other proposals described in the attached proxy statement if you have not given your broker instructions on how to vote. Please be sure to give voting instructions to your broker so that your vote can be counted on the election and such proposals.

Thank you for your continued support of Clean Harbors. We look forward to seeing those shareholders who are able to attend the annual meeting on June 3.

Sincerely,

Alan S. McKim
Chairman of the Board

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, Massachusetts 02061
___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________________

Notice is hereby given that the 2020 annual meeting of shareholders of Clean Harbors, Inc. (the “Company”), will be held at 10:00 a.m., local time, on Wednesday, June 3, 2020 at the Company's headquarters at 42 Longwater Drive, Norwell, Massachusetts.
The annual meeting is being held:

1.	To elect four (4) Class I members of the Board of Directors of the Company to serve until the 2023 annual meeting of shareholders and until their respective successors are duly elected;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To approve the Company's 2020 Stock Incentive Plan;

4.
To ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year; and

5.	To act upon such other business as may properly come before the meeting and any adjournment thereof.
Shareholders of record at the close of business on April 15, 2020 will be entitled to notice and to vote at the meeting.

By order of the Board of Directors

C. Michael Malm, Secretary
April 24, 2020
Norwell, Massachusetts
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE, OR BY MAIL AS DESCRIBED UNDER “PROXY SOLICITATION” IN THE ATTACHED PROXY STATEMENT.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 3, 2020: The Notice of Annual Meeting, Proxy Statement, and 2019 Annual Report to Shareholders (including the 2019 Annual Report on Form 10-K), are available for viewing, printing and downloading at www.proxyvote.com.

TABLE OF CONTENTS

PROXY SOLICITATION	1	EXECUTIVE COMPENSATION	32
INFORMATION AS TO VOTING SECURITIES	2	Summary Compensation Table	32
SECURITY OWNERSHIP OF CERTAIN		Grants of Plan-Based Awards	33
BENEFICIAL OWNERS AND MANAGEMENT	3	Outstanding Equity Awards at Fiscal
ELECTION OF DIRECTORS	5	Year-End	34
Director Nomination Process and Diversity	5	Option Exercises and Stock Vested	34
Current Directors and Nominees	6	Potential Payments Upon Termination
Directors Standing for Re-election		or Change of Control	35
at the Meeting	6	Pay Ratio Information	35
Continuing Directors Not Standing for		ADVISORY VOTE ON EXECUTIVE
Re-election at the Meeting	7	COMPENSATION	36
CORPORATE GOVERNANCE	9	APPROVAL OF 2020 STOCK INCENTIVE
Board Leadership Structure	9	PLAN	38
Corporate Governance Guidelines, Committee		Impact of 2020 Plan on Shareholder Dilution,
Charters and Code of Ethics	10	Overhang, Burn Ratio and Plan Duration	38
Director Independence	10	Summary of Principal Terms of the 2020 Plan	41
Limitation on Other Board Services	11	Certain Tax Information	46
Board Committees	12	Equity Incentive Plan Information	49
Audit Committee	13	RATIFICATION OF SELECTION OF
Compensation Committee	14	INDEPENDENT REGISTERED PUBLIC
Corporate Governance Committee	14	ACCOUNTING FIRM	51
Environmental, Health and Safety		Selection of the Company’s Independent
Committee	14	Registered Public Accountant	51
Compensation Committee Interlocks and		Audit and Related Fees	51
Insider Participation	14	Audit Committee Report	52
Communications to the Independent Directors	15	SHAREHOLDER PROPOSALS	54
Board Oversight of Risk Management	15	OTHER INFORMATION	54
Executive Succession Planning	15	OTHER MATTERS	55
No Political Contributions	15
DIRECTOR COMPENSATION	16	Appendix A:
EXECUTIVE OFFICERS	17
RELATED PARTY TRANSACTIONS	19	CLEAN HARBORS, INC. 2020 STOCK
COMPENSATION DISCUSSION AND		INCENTIVE PLAN	A-1
ANALYSIS	20
Executive Summary	20
2019 Results Affecting Executive Compensation	22
Role of the Compensation Committee	23
Consideration of Recent Shareholder Advisory
Vote on Executive Compensation	24
Compensation Philosophy and Objectives	24
Use of Compensation Consultants	24
Base Salary	25
Benefits	25
Performance-Based Cash Bonuses	25
Long-Term Equity Incentives	27
Accounting and Tax Considerations	29
Stock Ownership Guidelines	30
Policies Prohibiting Hedging and Short Selling	30
Clawback Policy	30
Employment, Termination of Employment and
Change of Control Agreements	31
Report of Compensation Committee	31

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, MA 02061
_________________________

PROXY STATEMENT
_________________________
This proxy statement and the accompanying notice of annual meeting of shareholders are being furnished to the holders of common stock, $0.01 par value (“common stock”), of Clean Harbors, Inc., a Massachusetts corporation (the “Company” or “we”), in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2020 annual meeting of shareholders and any adjournment thereof. The annual meeting will be at the Company's headquarters at 42 Longwater Drive, Norwell, Massachusetts, on June 3, 2020, commencing at 10:00 a.m., local time.
PROXY SOLICITATION
For the 2020 annual meeting, we are again using the “notice and access” process permitted by the Securities and Exchange Commission (the "SEC") to distribute proxy materials to our shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of such proxy materials on that website by distributing a notice of internet availability of proxy materials, or “e-proxy notice,” rather than mailing hard copies of all of these materials. We expect this process to lower the cost of the annual meeting, expedite receipt of the meeting materials and preserve natural resources.
The e-proxy notice also includes instructions for how to request a paper copy of our proxy materials or an electronic copy by e-mail. Your request to receive proxy materials in paper form by mail or electronically by e-mail will remain in effect for future meetings until you revoke it.
If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record with respect to those shares and the e-proxy notice is being sent directly to you. As a shareholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting in person, we urge you to vote by telephone, via the internet, or, if you request a paper copy of the proxy materials, by completing, signing, dating and returning the proxy card provided. You may revoke your proxy before it is exercised at the annual meeting by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, by voting again by telephone or via the internet, or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.
If your shares are held in “street name” by a broker or other nominee, you are considered the beneficial owner of such shares and a form of e-proxy notice is being forwarded to you by the broker or nominee which is the shareholder of record with respect to those shares. Unless you have requested that you receive proxy materials in paper form, your broker will notify you how to access this proxy statement in electronic form and provide you with instructions on how to vote your shares. As a beneficial owner of your shares, you have the right to direct your broker or nominee on how to vote the shares held in your account. You may provide this direction by following the instructions on the form of voting instructions you receive from your broker or the e-proxy notice you receive. Although you have the right to direct how your shares are voted, the entity that holds your shares is the shareholder of record for purposes of voting at the annual meeting. Accordingly, because you are not the shareholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or nominee giving you the right to vote the shares at the meeting. If your shares are held of record by a broker or nominee and you wish to change your voting instructions, you must contact your broker or nominee to revoke any prior voting instructions.
If you wish to attend the annual meeting in person, please bring with you the e-proxy notice you have received and a government-issued proof of identity (such as a driver's license).
The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company's directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This proxy statement and the accompanying proxy form are first being made available to shareholders beginning on or about April 24, 2020.

INFORMATION AS TO VOTING SECURITIES
On April 15, 2020, the record date for the annual meeting, there were 56,205,114 issued and outstanding shares of common stock. The presence in person or by proxy of a majority of shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Each share is entitled to one vote. Only shareholders of record at the close of business on the record date will be entitled to vote at the meeting. Votes cast by proxy or in person at the meeting will be counted by one or more persons appointed by the Company to act as election inspectors for the meeting.
At the annual meeting, the shareholders will vote upon proposals to (i) elect four Class I directors, (ii) approve an advisory vote on executive compensation, (iii) approve the Company's 2020 Stock Incentive Plan, and (iv) ratify the selection by the Audit Committee of the Company's Board of Directors (the "Audit Committee") of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year. Election of each of the Class I directors will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the meeting, and votes withheld from any nominee for election as a director will have the effect of “against” votes. Approval of the advisory vote on executive compensation and the votes to approve the Company's 2020 Stock Incentive Plan and ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will each require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposals. Abstentions on such election and each of the other proposals, and any broker “non-votes,” will be counted as present or represented for purposes of determining the presence of a quorum for the meeting but will not be taken into account in the voting.
Broker “non-votes” occur when a broker holding shares in “street name” votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner of such shares. Usually, this would occur when brokers holding stock in “street name” have not received voting instructions from clients, in which case the brokers (as holders of record) are generally permitted by the rules of the New York Stock Exchange to vote only on “discretionary” matters. Under the New York Stock Exchange's current rules, brokers will not be permitted to vote shares for which they have not received voting instructions in favor of the proposed election of the Class I directors, advisory approval of executive compensation or approval of the Company's 2020 Stock Incentive Plan. However, under such rules, the proposed ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year is a “discretionary” matter, and brokers will therefore generally be able to vote shares held in “street name” on such matter without receiving instructions from the beneficial holders of such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below describes the “beneficial ownership” of the Company's common stock as of April 15, 2020, by (i) each of the Company's directors, principal executive officer, principal financial officer and the three other current executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company's current directors and executive officers as a group. Rule 13d-3 of the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 defines “beneficial ownership” to mean the right to vote or exercise dispositive power, or to share in the right to vote or exercise dispositive power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. Each named owner has sole voting and dispositive power with respect to the specified shares.

Name of Beneficial Owner	Number of Shares	Percent of Class
Alan S. McKim	3,892,663	6.9%
Eugene Banucci	19,831	*
Edward G. Galante	20,959	*
Rod Marlin	41,022	*
John T. Preston	13,758	*
Andrea Robertson	12,467	*
Thomas J. Shields	22,975	*
Lauren C. States	9,144	*
John R. Welch	11,992	*
Robert Willett	816	*
Michael L. Battles	36,578	*
Eric W. Gerstenberg	66,648	*
Robert Speights	18,254	*
Brian P. Weber	54,702	*
All current directors and executive officers as a group (20 persons)	4,353,263	7.7%
_______________________

*	Less than 1%

The following table shows each person or entity which, to the Company's knowledge, as of April 15, 2020, “beneficially owned” (as that term is defined above) 5% or more of the total of 56,205,114 shares of common stock then outstanding. Except as otherwise indicated below, the Company understands that the named person or entity held sole voting and dispositive power with respect to the specified shares.

Name and Address	Number of Shares		Percent
Wellington Management Group LLP	6,884,295	(1)	12.2%
280 Congress Street
Boston, MA 02210

BlackRock, Inc.	4,680,771	(2)	8.3%
55 East 52nd Street
New York, NY 10022

The Vanguard Group	4,597,376	(3)	8.2%
100 Vanguard Blvd.
Malvern, PA 19355

Alan S. McKim	3,892,663		6.9%
Clean Harbors, Inc.
42 Longwater Drive
Norwell, MA 02061

ArrowMark Colorado Holdings, LLC	3,022,502	(4)	5.4%
100 Fillmore Street, Suite 325
Denver, CO 80206
_________________________

(1)
Based upon Amendment No. 8 to Schedule 13G dated December 31, 2019 filed with the SEC, Wellington Management Group LLP is deemed to have beneficial ownership of 6,884,295 shares of common stock, of which such entity held shared voting power as to 5,628,014 shares and shared dispositive power as to 6,884,295 shares.

(2)
Based upon Amendment No. 6 to Schedule 13G dated December 31, 2019 filed with the SEC, BlackRock, Inc. is deemed to have beneficial ownership of 4,680,771 shares of common stock, of which such entity held sole voting power as to 4,461,054 shares and sole dispositive power as to 4,680,771 shares.

(3)
Based upon Amendment No. 7 to Schedule 13G dated December 31, 2019 filed with the SEC, The Vanguard Group is deemed to have beneficial ownership of 4,597,376 shares of common stock, of which such entity held sole voting power as to 26,335 shares, shared voting power as to 12,436 shares, sole dispositive power as to 4,565,340 shares, and shared dispositive power as to 32,036 shares.

(4)
Based upon Amendment No. 1 to Schedule 13G dated December 31, 2019 filed with the SEC, ArrowMark Colorado Holdings, LLC is deemed to have beneficial ownership of 3,022,502 shares of common stock, of which such entity held sole voting power as to 3,022,502 shares and sole dispositive power as to 3,022,502 shares

ELECTION OF DIRECTORS
(Item 1 on Proxy Form)
The Board of Directors (the "Board") is the ultimate decision making body of the Company except with respect to those matters reserved by law or the Company's By-Laws to the shareholders. The Board is responsible for selection of the Chief Executive Officer and for advising the Chief Executive Officer with respect to the selection of a management team, providing oversight responsibility and direction to management, and evaluating the performance of management on behalf of the shareholders. As more fully described below, the Board has determined that, except for Alan S. McKim, the Company's Chairman and Chief Executive Officer, all of the current members of the Board are “independent” directors as defined by the rules of the New York Stock Exchange.
During 2019, the Board held six meetings, of which two were held by unanimous written consent. All directors attended at least 75% of each of the meetings of the Board and the committees on which they served. All members of the Board also attended the 2019 annual meeting of shareholders.
The Board of the Company is currently composed of ten directors classified into three classes. There are now four Class I directors, three Class II directors, and three Class III directors. One class of directors is elected each year for a term of three years. The term of the current Class I directors, Eugene Banucci, Edward G. Galante, Thomas J. Shields, and John R. Welch, will expire at the 2020 annual meeting. The Board has nominated the four current Class I directors to stand for re-election as Class I directors.
Director Nomination Process and Diversity
As more fully described below under “Corporate Governance - Board Committees,” the Board's Corporate Governance Committee, which is composed solely of independent directors, is responsible for selecting nominees to recommend to the full Board for election as directors. In that capacity, the Corporate Governance Committee and the full Board determine on an annual basis the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. While the Corporate Governance Committee and the full Board do not have any formal policy with regard to gender or racial diversity, the Committee and the full Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders and is one of the factors that they consider when identifying individuals for Board membership. Of the ten current directors of the Company, two are female and one is an African-American.
In evaluating the suitability of individual Board members, the Corporate Governance Committee and the full Board take into account many factors in addition to high personal and professional ethics, integrity and values, including particular industry or geographic experience, understanding of the business of the Company, particular disciplines such as finance, marketing, sales and management, cybersecurity risk experience and personal, educational and professional background. The Corporate Governance Committee and the full Board evaluate each individual in the context of the Board as a whole, with the objective of recommending nominees for election as director who can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, using the diversity of experience of the various directors. In choosing individuals to recommend for nomination to the Board, the Corporate Governance Committee seeks individuals with particular skills that the Board may currently lack, or knowledge and experience that the Board is likely to need in the future. The Board also has a policy under which each director who wishes to stand for re-election will be evaluated, prior to being nominated by the Board for re-election, by the other members of the Board based on such director’s contributions to the activities of the Board.
In the past, nominees for the Board have been submitted to the Corporate Governance Committee by members of the Board. However, the Committee will also consider shareholder recommendations for Board candidates. For the 2021 annual meeting of shareholders, names of potential candidates for consideration by the Corporate Governance Committee should be received no later than January 6, 2021. The Corporate Governance Committee will use the same evaluation method described above in assessing any candidates recommended by shareholders. The name of any recommended candidate for director, together with a brief biography, a document indicating the candidate's willingness to serve, and evidence of the nominating person's ownership of Company stock, should be sent to the Chair, Corporate Governance Committee, in the manner described below under “Corporate Governance - Communications to the Independent Directors.”

Current Directors and Nominees
The following paragraphs provide information as of the date of this proxy statement about each of the Company's ten directors. The directors include Eugene Banucci, Edward G. Galante, Thomas J. Shields, and John R. Welch, the four current Class I directors standing for re-election, and the six other directors who will continue to serve in accordance with their current terms as Class II directors until 2021 or Class III directors until 2022. The information includes age, positions, principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and any material legal proceedings during the past ten years which might be relevant to service as a director. In addition to the information presented below regarding each director's specific experience, qualifications, attributes and skills that led the Corporate Governance Committee and full Board to the conclude that he or she should serve as a director, the Corporate Governance Committee and Board also believe that all of the directors have high personal and professional ethics, integrity and values, and each of them has demonstrated business acumen, sound judgment, and a commitment of service to the Company.
Directors Standing for Re-election at the Meeting:

Dr. Eugene Banucci Age: 76 Director Class: I Director Since: 2008 Committees: Lead Director Environmental, Health and Safety
Dr. Banucci is the founder and former Chairman and CEO of ATMI, Inc., a public company that was acquired by Entegris Inc. (NASDAQ: ENTG) in 2014. ATMI was a supplier of specialty materials to the worldwide semiconductor industry. Dr. Banucci served as Chief Executive Officer of ATMI, Inc. from its founding in 1986 until the beginning of 2005. He serves on the board of directors and audit committee of Cognex Corporation (NASDAQ: CGNX) and on the boards of directors of several private companies. Dr. Banucci holds a BA from Beloit College and a Ph.D. in chemistry from Wayne State University.

Skills and Qualifications:

Dr. Banucci brings to the Board considerable experience and skills in growing and managing companies, as well as from serving as the Chairman and CEO and/or director of two other public companies.

Edward G. Galante Age: 69 Director Class: I Director Since: 2010 Committees: Corporate Governance Compensation Environmental, Health and Safety (Chair)
Mr. Galante retired in 2006 after more than 30 years with Exxon Mobil Corporation. Prior to his retirement, he most recently served as a Senior Vice President and member of the Management Committee. His principal responsibilities included the worldwide Downstream business: Refining & Supply, Fuels Marketing, Lubricants and Specialties Marketing and Research and Engineering. He was also responsible for Exxon Mobil's corporate Public Affairs and Safety, Health and Environmental activities. Mr. Galante received his Bachelor of Science degree in civil engineering from Northeastern University, and he now serves as a Vice Chairman of Northeastern's Board of Trustees. He is a director of Linde plc (NYSE: LIN), where he chairs the compensation and executive development committee and sits on the audit committee; Celanese Corporation (NYSE: CE), where he serves as the lead independent director and as a member of the compensation and governance committees; Marathon Petroleum Corporation (NYSE: MPC), where he serves on the compensation and sustainability committees; and the United Way Foundation of Metropolitan Dallas.

Skills and Qualifications:

In addition to his extensive experience with Exxon Mobil in the oil and gas industry, Mr. Galante's services as a director and board committee member of three other major public companies give him valuable insight into corporate governance, public affairs, environmental, compensation and audit matters.

Thomas J. Shields Age: 73 Director Class: I Director Since: 1999 Committees: Compensation (Chair) Audit
Mr. Shields is a former Managing Director of and current Senior Advisor to Shields & Company, Inc., a privately-held investment banking firm that he co-founded in 1991. He has served in the past on the boards of several public companies and now serves as a director and chairman of the audit committee of Ensign-Bickford Industries, Inc., a private company. Mr. Shields is a graduate of Harvard College and Harvard Business School.

Skills and Qualifications:

Mr. Shields brings to the Board his considerable knowledge and experience in financial and investment banking matters. He is qualified as an “audit committee financial expert” under Regulation S-K under the Securities Exchange Act of 1934.

John R. Welch Age: 63 Director Class: I Director Since: 2014 Committees: Corporate Governance (Chair) Audit
Mr. Welch retired as a Senior Partner from McKinsey & Company, an international consulting firm, in 2015 after 30 years, and is now a Senior Partner Emeritus. While at McKinsey, he served clients across a variety of industries, served as the Managing Partner of McKinsey’s New England Practice from 2007 to 2012, and led the Firm's Strategy Practice from 2001 to 2005. Prior to joining McKinsey, Mr. Welch was a project engineer with Hooker Chemical and with Caltex Petroleum, and worked in the Municipal Lending Group at Bank of America. Mr. Welch is a Senior Lecturer in the Carroll School of Management at Boston College. He holds an MBA from the University of Chicago, and BS and MS degrees in chemical engineering from Cornell University.

Skills and Qualifications:

Mr. Welch brings to the Board his considerable experience in business consulting, operations and finance.

Continuing Directors Not Standing for Re-election at the Meeting:

Andrea Robertson Age: 62 Director Class: III Director Since: 2004 Committees: Audit (Chair) Compensation
Ms. Robertson was the Group Executive, Corporate Treasurer of MasterCard Worldwide from 2003 to June 2010. From 1996 to 2003, she held financial management positions with RR Donnelley & Sons Company, and from 1984 to 1996 with International Business Machines Corporation. From 1979 to 1982, she was an auditor with Coopers & Lybrand. She holds a BS in Accounting from Merrimack College and an MBA in Finance/Management Information Systems from the University of Chicago. She is a certified public accountant. She is the Board Chair of Prevent Child Abuse America.

Skills and Qualifications:

Ms. Robertson brings to the Board her considerable knowledge and experience in finance and risk management from her training as an accountant and her work in financial management positions. She qualifies as an “audit committee financial expert” under Regulation S-K of the Securities Exchange Act of 1934.

Lauren C. States Age: 63 Director Class: III Director Since: 2016 Committees: Audit Environmental, Health and Safety
Ms. States retired in 2014 after more than 36 years with IBM Corporation. Prior to her retirement, she served as Vice President, Strategy and Transformation for IBM’s Software Group and as a member of the Growth and Transformation senior leadership team. Her principal responsibilities included leading the global sales force strategy and go-to-market for IBM’s multi-billion dollar software business. From 2008 to 2013, she was a leader in the company’s transformation to cloud computing, working with clients to provide insights to the company’s strategy and serving as Chief Technology Officer in the corporate strategy function. Over her career, she has served in a broad variety of roles including technology, transformation, sales and talent development. Ms. States received her Bachelor of Science in Economics from The Wharton School of the University of Pennsylvania. In 2015, she completed a Fellowship with Harvard University’s Advanced Leadership Initiative. She is a director of Webster Bank (NYSE:WBS), a publicly-held company headquartered in Waterbury, CT, and is a member of the board of Code Nation, a not-for-profit organization which equips students in under-resourced high schools with the skills, experiences and connections that together create access to careers in technology. She also serves as a Trustee for International House, New York.

Skills and Qualifications:

Ms. States brings to the Board her considerable experience in sales, technology and strategy at a major technology company, as well as from serving as a director of another public company. Ms. States has a CERT Certificate in Cybersecurity Oversight issued by the National Association of Corporate Directors and Carnegie Mellon University.

Rod Marlin Age: 72 Director Class: II Director Since: 2009 Committees: Corporate Governance Environmental, Health and Safety
Mr. Marlin was the President and Chief Executive Officer of Eveready Inc., a public company headquartered in Edmonton, Alberta, until it was acquired by Clean Harbors in 2009. From October 2009 until January 2014, Mr. Marlin was the CEO of ENTREC Corporation (TSE: ENT), a public Canadian company which provides crane, heavy haul transportation, engineering, logistics and related services. Mr. Marlin currently serves as ENTREC’s Executive Chairman.

Skills and Qualifications:

Mr. Marlin brings to the Board his extensive knowledge of Canadian culture and business practices, in addition to his skills in acquiring, developing, managing and selling businesses. Such knowledge is particularly relevant to the Company because approximately 13.8% of Clean Harbors’ total third party revenues during 2019 were recorded in Canada.

Alan S. McKim Age: 65 Director Class: II Director Since: 1980 Committees: None
Mr. McKim founded the Company in 1980 and has served as Chairman of the Board of Directors and Chief Executive Officer since its founding. He also now serves as the Company’s President. Mr. McKim holds an MBA from Northeastern University's D'Amore - McKim School of Business and an honorary doctorate from the Massachusetts Maritime Academy. He serves on Northeastern University's Board of Trustees.

Skills and Qualifications:

Mr. McKim is recognized as an industry leader, with more than four decades of experience in the environmental services business. He is also the largest individual shareholder of the Company, and his interests are therefore significantly aligned with those of the other shareholders.

John T. Preston Age: 70 Director Class: II Director Since: 1995 Committees: Corporate Governance Compensation
Mr. Preston is the Managing Partner of TEM Capital, a privately-held equity investment company. Mr. Preston is currently a director of numerous private companies. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology (“MIT”). Prior to that he was the Director of the MIT Technology Licensing Office where he was responsible for the commercialization of intellectual property developed at MIT. Some of Mr. Preston's prior appointments include director or advisory positions for the Governor of Massachusetts, the U.S. Department of Defense, the National Aeronautics and Space Administration, and the National Technology Board of Singapore. He holds a BS in Physics from the University of Wisconsin and an MBA from Northwestern University.

Skills and Qualifications:

Mr. Preston brings to the Board his considerable experience in technology development, corporate growth and corporate governance.

Robert J. Willett Age: 52 Director Class: III Director Since: 2019 Committees: Audit
Mr. Willett is the President and Chief Executive Officer of Cognex Corporation (NASDAQ: CGNX), a machine vision company, where he oversees all aspects of strategy and operations. He joined Cognex in 2008 as Executive Vice President and President of the Modular Vision Systems Division. He was promoted to President and Chief Operating Officer in 2010 and to Chief Executive Officer in 2011. Before joining Cognex, he served as Group Vice President of Business Development and Innovation for the Product Identification business group at Danaher Corporation (NYSE:DHR), a diversified manufacturer of industrial controls and technologies. Prior to that, he served as President of Danaher subsidiary Videojet Technologies. From 1998 to 2003 Mr. Willett served as Chief Executive Officer of Willett International Ltd., a $125 million privately owned coding company with 30 wholly owned sales companies around the world, which he sold to Danaher in 2003. Mr. Willett holds a BA from Brown University and an MBA from Yale University.

Skills and Qualifications:

As the chief executive officer of a public machine vision company, Mr. Willett has a deep industrial and technology background and expertise in leadership development. He will serve as a valuable resource as the Company continues to execute its growth strategy.

Election of each of the four Class I directors who are standing for re-election will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the annual meeting. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted to elect Messrs. Banucci, Galante, Shields, and Welch as Class I directors of the Company for a three-year term, until the 2023 annual meeting of shareholders and until their respective successors shall be duly elected. In the event that any of the nominees is unable to stand for election (which event is not now contemplated), the holders of the accompanying form of proxy will vote for the election of a nominee or nominees acceptable to the remaining members of the Company's Board of Directors. The Board of Directors recommends that shareholders vote “FOR” the election of Messrs. Banucci, Galante, Shields, and Welch as Class I directors.

CORPORATE GOVERNANCE
Board Leadership Structure
Clean Harbors, Inc. is a Massachusetts corporation, and by statute all public Massachusetts corporations have a staggered board of directors, with either two or three classes of directors, unless the corporation elects to be exempt from this statutory requirement by vote of its board of directors or of two-thirds of each class of stock outstanding. The Board has not elected to exempt, or to recommend that the shareholders exempt, the Company from this statutory requirement because the Board believes that a staggered board promotes continuity and stability.
Alan S. McKim, the Company's founder, now serves and has served since the Company's formation in 1980 as both the Chief Executive Officer and Chairman of the Board. Mr. McKim also serves as the Company’s President. The Board has a Lead Director, nominated by the Corporate Governance Committee and elected by the full Board. The Lead Director is an independent director who presides over executive sessions of the Board, serves as a contact person for correspondence with the independent members of the Board, works with the Chairman in establishing the agenda for Board meetings, and meets with the Chief Executive Officer, in person or by phone, at least quarterly. Eugene Banucci now serves as the Lead Director. Dr. Banucci joined the Board in 2008 and, prior to his election as Lead Director in 2016, served as Chairman of the Compensation Committee and a member of the Audit Committee. The Board has also determined that the Chairs of each of the Board’s four committees should periodically change, and each independent director is now expected to serve on at least two committees except for the Lead Director, who is eligible to attend all committee meetings but may only vote on committee matters where he or she is a member of the committee.
The Board believes its leadership structure to be the most appropriate for the Company at this time because of the efficiency gained by assigning the responsibilities of both Chairman and Chief Executive Officer to Mr. McKim, who has a thorough knowledge of the Company's business and an impressive track record in managing the Company. As the Company's largest individual shareholder, Mr. McKim’s interests are significantly aligned with those of the other shareholders. The Board also believes this structure is appropriate because all of the Company’s directors other than Mr. McKim are “independent,” as described below, and the Board elects from the independent directors a Lead Director with the authority described above.
Corporate Governance Guidelines, Committee Charters and Code of Ethics
The Company's Board of Directors has adopted Corporate Governance Guidelines, charters for each of the Board's committees, and a Code of Ethics which sets forth standards of ethical professional conduct for the officers, directors and employees of the Company and its subsidiaries. Each of those documents is posted on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” A copy may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. In the event that any waiver of the Code of Ethics were to be approved by the Audit Committee or the full Board of Directors, such wavier would be posted on the corporate website.
Director Independence
The Corporate Governance Guidelines adopted by the Board of Directors require that at least a majority of the Board be “independent,” as defined by the rules of the New York Stock Exchange (the “NYSE”) on which the Company's common stock is listed. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not, except as a director or shareholder, have a direct or indirect material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making that determination, the Board must consider all relevant facts and circumstances. In particular (but without limitation as to the potential reasons for which a director might not be determined to be independent), a director is not independent if:

•
The director is, or has been within the last three years, an employee of the Company or the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.

•
The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees, stock incentives awarded to non-employee directors of the Company, and pension or other forms of deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service).

•
(A) The director or an immediate family member of the director is a current partner of the Company's internal or external auditor; (B) the director is a current employee of the Company's external auditing firm; (C) the director has an immediate family member who is a current employee of the Company's external auditing firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director is, or has been within the last three years, a partner or employee of the Company's external auditing firm and personally worked on the Company's audit within that time.

•
The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers serve or served at the same time on that other company's compensation committee.

•
The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

The Board also has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•	Stock Ownership. Ownership of stock in the Company by a director or a director’s immediate family is not considered a relationship which would adversely impact a director’s independence.

•
Commercial Relationships. The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.

•
Charitable Relationships. The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions (if any) to that charitable organization in any single fiscal year are less than 1% (or $500,000, whichever is less) of that charitable organization’s annual consolidated gross revenues.

•
Personal Relationships. The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning defined in the NYSE rules. The Board and its Corporate Governance Committee monitor the Board's compliance with the NYSE requirements for director independence on an ongoing basis.
In accordance with current NYSE rules and the Board's own categorical standards of independence, the Board of Directors has determined that the following non-employee directors are “independent” and have no direct or indirect material relationship with the Company except as a director and shareholder: Eugene Banucci, Edward G. Galante, Rod Marlin, John T. Preston, Andrea Robertson, Thomas J. Shields, Lauren C. States, John R. Welch, and Robert J. Willett. Accordingly, the Board has determined that nine out of the total of ten current members of the Board are independent. The Board has also determined that, to the extent (if any) the Company has had during the past three years any commercial relationships with any of the entities with which any of the independent directors are affiliated, those relationships fall below the categorical standards for commercial relationships, were established in the ordinary course of business on an arms-length basis, and are not material to the Company or those individuals or entities. The Board has also determined that Alan S. McKim is not independent, because he is an employee of the Company.
Limitation on Other Board Services
The Board believes that its members should not be prohibited from serving on boards or committees of other organizations, provided there is no actual or apparent conflict of interest between Clean Harbors and such other organizations and provided the member's service with such other organizations will not unduly impinge upon his/her commitment to Clean Harbors. The Board has, however, developed a guideline regarding the members of public company boards on which a director may serve. The number of public company boards on which a director may serve, including the Board, is limited to (i) in the case of a director who is not also a public company chief executive officer, five (5) boards of directors and (ii) in the case of a director who serves as a chief executive officer or in an equivalent position of a public company, two (2) boards of directors in addition to their employer’s board. The Corporate Governance Committee will take into account the nature of and time involved in a director's service on other boards and committees in evaluating the suitability of that person to serve as a director of Clean Harbors. Directors should offer their resignation in the event of a material change in the principal job responsibilities they held at the time of their election to the Board.
Board Committees
The Board has established four committees: the Audit Committee, Compensation Committee, Corporate Governance Committee, and Environmental, Health and Safety Committee. The Board has determined that each committee of the Board consists solely of non-employee “independent directors” as defined by the rules of the New York Stock Exchange which are applicable to membership on such committees, and that each committee member is free of any relationship that would interfere with his or her ability to exercise independent judgment. Based upon their training and experience, as described above under “Election of Directors,” the Board has also determined that each of Andrea Robertson and Thomas J. Shields, who are members of the Audit Committee, qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934 and that Lauren C. States, John R. Welch and Robert J. Willett, the other three members of the Audit Committee, are financially literate as required by the NYSE listing rules. All members of the four committees are appointed by the Board, and each committee operates under a charter approved by the Board and available on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” Copies may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.

The following table describes the members of the four committees of the Board since the Company’s June 2019 annual meeting of shareholders, noting that Robert J. Willett did not join the Board until his appointment on December 12, 2019.
Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibility and reviews the adequacy and integrity of the Company’s financial statements, financial reporting process and internal controls over financial reporting. The primary responsibilities of the Audit Committee are to select the Company's independent registered public accounting firm, review the scope of and approach to audit work, meet with and review the activities of the Company's internal auditors and the Company's independent registered public accounting firm, fulfill oversight responsibilities relating to the integrity of the Company's financial statements, related party transactions and policies with respect to risk assessment and risk management and review the Company’s policies regarding employee complaints and a summary of complaints received. The Audit Committee held six meetings during 2019.
For fiscal 2019, in fulfillment of its responsibilities, among other things, the Audit Committee:

•
Discussed with senior members of the Company’s financial management team and the independent auditors matters associated with accounting principles, critical accounting policies, significant accounting judgments and estimates and internal controls over financial reporting.

•
Held separate private sessions, during its regularly scheduled meetings, with senior members of the Company’s financial management team, with the independent auditors, with the Senior Vice President of Internal Audit and on its own, at which candid discussions regarding financial management, accounting, auditing and internal control matters took place.

•
Received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting.

•
Discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

•	Reviewed and discussed with management the Company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC.

•	Reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function.

•
Reviewed with senior members of the Company’s financial management team, the independent auditors and the Senior Vice President of Internal Audit, the overall scope and plans for their respective audits, the results of internal and external audits, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting.

•
Discussed with the Company's counsel legal and regulatory matters that may have a material impact on the Company’s financial statements, and compliance policies and programs, including corporate securities trading policies.

•
Discussed with management guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal auditing department, identify, assess and manage the Company’s exposure to risk, including cybersecurity risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Participated, with representatives of management and of the independent auditors, in additional discussions, as requested by the Audit Committee, on areas of the Company’s operations.
Compensation Committee
The primary responsibilities of the Compensation Committee are to recommend to the full Board the base salary for the Chief Executive Officer, review and approve the base salary for the other senior executive officers, administer the Company's management incentive cash bonus plans and equity incentive plans, review and approve certain aspects of the Company's other management compensation policies and monitor executive officer succession planning. Under its charter, the Compensation Committee has authority to select and retain its own executive compensation consultants, legal counsel and other advisors to assist the Compensation Committee in its determinations. In connection with each such selection, the Compensation Committee would consider factors that could bear on the independence of each such advisor. Following the completion of each fiscal year, the Compensation Committee evaluates the level of success of the CEO and senior executive staff in achieving their goals during the prior year and, based upon the degree of their success, determines the amount of bonuses (if any) payable to the CEO and senior executive staff. The Compensation Committee held twelve meetings during 2019, of which seven were by written consent.
Corporate Governance Committee
The primary responsibilities of the Corporate Governance Committee are to serve as a nominating committee for directors and the Lead Director, recommend committee structures, review director independence and compensation, and assist the Board in reviewing the performance of the Board and the Chief Executive Officer. The Corporate Governance Committee held four meetings during 2019.
Environmental, Health and Safety Committee
The primary responsibilities of the Environmental, Health and Safety Committee are to fulfill the Board’s oversight responsibilities for the Company’s policies and practices related to human health and safety, operational safety and regulatory and environmental compliance, and review the impact of these policies and practices on the Company’s corporate social responsibility, sustainability and reputational goals. The Environmental, Health and Safety Committee held three meetings during 2019.
Compensation Committee Interlocks and Insider Participation
No person who served as a member of the Board's Compensation Committee during the last fiscal year (Mr. Shields, Mr. Galante, Mr. Preston and Ms. Robertson) has (i) served as one of the officers or employees of the Company or any of its subsidiaries; or (ii) any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. None of the Company's executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company's Board or Compensation Committee.

Communications to the Independent Directors
Shareholders and other interested parties may communicate with the Board of Directors by mail or electronically. To communicate with independent members of the Company's Board, correspondence should be addressed to Eugene Banucci, Lead Director, c/o Michael McDonald, General Counsel, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061-9149, or mcdonaldm@cleanharbors.com. Any such correspondence received will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the independent directors. Any communication that is not in the nature of advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the Lead Director for distribution, as appropriate, to the other independent members of the Board.
Board Oversight of Risk Management
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews reports from senior management and other information regarding the Company's credit, liquidity and operations and compliance with environmental, health and safety laws and policies, as well as the risks associated with each such matter. The Compensation Committee oversees management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, the Company's policies with respect to risk assessment and risk management, including cybersecurity risks, and any potential conflicts of interest arising from related party transactions. The Corporate Governance Committee oversees risks associated with maintaining the independence of the Board of Directors. The Environmental, Health and Safety Committee oversees management of risks associated with environmental, health and safety matters affecting the Company and its employees. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also periodically asks the Company's executives to present the most likely sources of material future risks and how the Company is addressing or plans to address any significant potential vulnerability.
Executive Succession Planning
The Board recognizes that succession planning is a key component of the Company’s continued success. Pursuant to the Board’s Corporate Governance Guidelines, on an annual basis, the Board, in its executive sessions, considers and reviews succession candidates for the CEO and other executive leadership positions for both near- and long-term planning. The Board reviews potential candidates for succession planning purposes in light of their performance, leadership qualities and ability to manage additional responsibilities. The Board also considers potential risks regarding the retention of the Company’s current executive officers and succession candidates, the timeline for implementing each succession plan, and the extent of disruption likely to be caused as a result of unplanned attrition. In addition, as part of its risk management process, the Board has developed an interim emergency succession plan.
No Political Contributions
It is the Company’s policy that no Company funds or assets will be used to make a contribution to any political party or candidate. The Company has also not established any political action committee as a forum for employees to voluntarily contribute to a fund that supports any political party or candidate.

DIRECTOR COMPENSATION
During 2019, the Company paid to each non-employee director an annual cash retainer fee of $70,000, plus $24,000 for serving as the Chair of the Audit Committee, $15,000 for serving as the Chair of the Compensation Committee, $12,000 for serving as the Chair of the Corporate Governance Committee or the Environmental, Health and Safety Committee, and $25,000 (increased to $65,000 effective as of June 1, 2019) for serving as the Lead Director. Directors are not paid for attendance at meetings, but they are reimbursed for expenses they incur in connection with service on the Board and its committees. The Company does not provide any pension, deferred compensation, or charitable award programs to any of its directors.
In addition to the cash compensation described above, immediately following the 2019 annual meeting of shareholders, each non-employee director either elected at the annual meeting or continuing to serve as a director received, under the Company’s 2010 Stock Incentive Plan, such number of restricted shares of the Company's common stock as had a market value of approximately $140,000 on the date of such meeting, resulting in a grant of 2,095 restricted shares to each non-employee director serving as of that date. In addition, on January 1, 2020, in connection with his appointment as an additional director by the Board on December 12, 2019, Mr. Willett was granted 816 restricted shares then having a market value of $69,972. All of the restricted shares granted to the non-employee directors immediately following the 2019 annual meeting or in connection with the appointment of Mr. Willett as an additional director will vest at the start of the 2020 annual meeting of shareholders provided such directors continue to serve as directors through such date.
The following table describes the compensation paid by the Company to each of the persons who served as non-employee directors during 2019:

Name	Fees Earned	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
Eugene Banucci	$111,667	$140,030	$—	$—	$251,697
Edward G. Galante	$82,000	$140,030	$—	$—	$222,030
Rod Marlin	$70,000	$140,030	$—	$—	$210,030
John T. Preston	$70,000	$140,030	$—	$—	$210,030
Andrea Robertson	$94,000	$140,030	$—	$—	$234,030
Thomas J. Shields	$85,000	$140,030	$—	$—	$225,030
Lauren C. States	$70,000	$140,030	$—	$—	$210,030
John R. Welch	$82,000	$140,030	$—	$—	$222,030
Robert J. Willett(3)	$—	$69,972	$—	$—	$69,972
____________________________

(1)
The fair value of stock awards is calculated based on the value of the awards on the respective dates of grant using the closing price of the Company's common stock on such dates. As of December 31, 2019, each non-employee director (other than Robert J. Willett) held 2,095 unvested restricted shares. Mr. Willett held no unvested restricted shares as of December 31, 2019, but was granted 816 restricted shares on January 1, 2020. The value herein includes this January 2020 grant.

(2)
None of the non-employee directors was granted any stock options during 2019, nor were any stock options held by them repriced or otherwise modified. There are currently no shares subject to stock options (vested and unvested) held by non-employee directors.

(3)	Mr. Willett was appointed on December 12, 2019 by the Board as an additional director.

EXECUTIVE OFFICERS

The Company’s current executive officers and their respective ages as of February 29, 2020, are as follows:

Name	Age	Position
Alan S. McKim	65	Chairman of the Board of Directors, President and Chief Executive Officer
Michael L. Battles	51	Executive Vice President and Chief Financial Officer
George L. Curtis	61	Executive Vice President, Pricing and Proposals*
Eric J. Dugas	41	Senior Vice President, Finance and Chief Accounting Officer
Sharon Gabriel	44	Executive Vice President and Chief Information Officer*
Eric W. Gerstenberg	51	Chief Operating Officer*
Robert Johnston	52	President of Oil & Gas*
Jeffrey H. Knapp	53	Executive Vice President and Chief Human Resources Officer*
Robert Speights	50	Executive Vice President and Chief Sales Officer*
Michael J. Twohig	57	Executive Vice President, Safety and Risk Management*
Brian P. Weber	52	Executive Vice President, Corporate Planning and Development*
_________________________

*	Officer of a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.

Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors, President and Chief Executive Officer. He has been a director of the Company since its formation. Mr. McKim holds an MBA from Northeastern University.

Michael L. Battles is Executive Vice President and Chief Financial Officer. Mr. Battles joined the Company in September 2013 as Senior Vice President, Corporate Controller and Chief Accounting Officer and was appointed as the Company's Chief Financial Officer in January 2016. Mr. Battles previously served in a variety of senior financial positions at PerkinElmer Inc., a global leader in human and environmental health. Most recently, he was Vice President and Chief Financial Officer of PerkinElmer’s Human Health business, directing financial planning across each of the business units within Human Health. Prior to his role in Human Health, other roles Mr. Battles held at PerkinElmer included Chief Accounting Officer and Acting Chief Financial Officer. Mr. Battles is also a member of the board of directors of Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling, and resource management service company and serves on its Audit Committee. Mr. Battles holds a BS in Business Administration with a concentration in Accounting from the University of Vermont and is a certified public accountant.

George L. Curtis is Executive Vice President, Pricing and Proposals. Mr. Curtis joined the Company in 1980, and has served in a variety of management positions, the most recent of which were Senior Vice President of Pricing and Proposals and Vice President of Marketing. Mr. Curtis holds a BA in Biology from Columbia University and an MBA from Northeastern University.

Eric J. Dugas is Senior Vice President, Finance and Chief Accounting Officer. He was appointed to that position in January 2016. Prior to joining the Company in March 2014 as Director of External Reporting and Technical Accounting, Mr. Dugas spent 13 years with Deloitte & Touche LLP where he held several positions of increasing management responsibility. Mr. Dugas holds a BS in Accounting from Boston College and is a certified public accountant. In 2019, he attended and received certification at the Harvard Business School Advanced Management Program (AMP196).

Sharon Gabriel is Executive Vice President and Chief Information Officer. She was appointed to that position in October 2018. She joined Clean Harbors in 2001 and has held a variety of positions of increasing responsibility with the most recent prior position being Senior Vice President of Management Information Systems. Ms. Gabriel is leading the Company’s push toward innovative technologies related to artificial intelligence, robotic process automation, and many mobility applications. She holds a BS in Environmental Science from New England College.

Eric W. Gerstenberg is Chief Operating Officer. He was appointed to that position in January 2015. His focus and responsibilities include sales and operations oversite of Clean Harbors Environmental Services including Technical Services, Field Services, Industrial Services, Facilities Management, Daylighting, Transportation and Regulatory Compliance. Mr. Gerstenberg started with the Company in 1989 in Field Operations. From 1989 to 1997, he held a variety of management positions including General Manager of multiple facilities. From 1997 to 1999, Mr. Gerstenberg was the Vice President of

Operations for Pollution Control Industries, a privately-owned environmental services company. Mr. Gerstenberg rejoined the Company in June 1999 as Executive Vice President - Environmental Services and became President, Environmental Services in June 2014. Mr. Gerstenberg holds a BS in Engineering from Syracuse University. In 2017, he attended and received certification at the Harvard Business School Advanced Management Program (AMP193).

Robert Johnston is President of Oil & Gas. He joined the Company in early 2017, after an international career that included executive positions at several Fortune 500 global firms. Before joining the Company, Mr. Johnston served in a variety of senior leadership roles for AECOM, an $18 billion multinational engineering firm, most recently as Executive Vice President, End Markets, where he was directly responsible for the turnaround of several underperforming businesses. Prior to his time at AECOM, Mr. Johnston held positions at Earth Tech, a Tyco International Ltd. Company, and worked in a variety of project management, engineering and division manager roles in both the United Kingdom and Canada. He holds a Bachelor of Engineering degree in Civil Engineering with Architecture from Leeds University and an Executive MBA from University of Calgary. Mr. Johnston also has earned designations as a Chartered Engineer (UK) and Professional Engineer in several provinces in Canada.

Jeffrey H. Knapp is Executive Vice President and Chief Human Resources Officer.  He joined the Company in February 2018 after a diverse human resources career spanning a broad range of industries, including healthcare, retail, renewable energy, and consulting. Most recently, he was Vice President, Human Resources, North America, for Dollar Financial Group, one of the largest providers of nonstandard consumer financial products in the world. Prior to Dollar Financial, Mr. Knapp held progressively more senior HR roles in a variety of companies including ARAMARK, Walgreens, and Harvest Power, Inc. - a renewable energy start-up. He holds a BA from Mount Vernon Nazarene University and a Masters of Divinity from Nazarene Theological Seminary.

Robert Speights is Executive Vice President and Chief Sales Officer. He joined the Company in October 2018, following a lengthy career in a variety of executive sales and operations roles. He was most recently with Aegion Corporation as Senior Vice President and Chief Sales Officer where he implemented strategic long-term growth plans for its 12 companies that accounted for more than $1.4 billion in revenue. Previously, he was Senior Vice President Business Development, Marketing, and Strategy for Safety Services at Transfield Services with revenues of $5.4 billion. Prior to Transfield, he held a variety of sales, business development and operations roles over a 20-year span at several industrial companies. He attended the University of Southern Mississippi and Pearl River College.

Michael J. Twohig is Executive Vice President, Safety and Risk Management. Mr. Twohig joined the Company in 1999 and has served in a variety of management positions, the most recent of which prior to his current role was Executive Vice President and Chief Administrative Officer. From 1996 to 1999 he served as Vice President of Business Operations for Internet Commerce Expo, an International Data Group company. Prior to that he was the Controller for Tocco Corporation, a building systems company. Mr. Twohig holds a BS in Accounting from Boston College and an MBA from Rivier College.

Brian P. Weber is Executive Vice President, Corporate Planning and Development. Mr. Weber joined the Company in 1990. He has served in a variety of management positions with the Company including, prior to his current position, Senior Vice President of Transportation, Vice President of Strategic Initiatives, Vice President of Central Services, and Vice President, Technical Services. Mr. Weber holds a BS in Business Management from Westfield State College.

RELATED PARTY TRANSACTIONS

During the fiscal year from January 1 to December 31, 2019, the Company entered into the following transactions with entities or persons affiliated with a director or executive officer of the Company:
(i) approximately $270,000 paid to ENTREC Corporation, a publicly-held company of which Rod Marlin, a director of the Company, was from 2009 until January 2014 the Chairman and Chief Executive Officer, is now the Executive Chairman and of which he beneficially owns approximately 5.0% of the outstanding common shares, for crane and transport services, which fees represented less than 1.0% of ENTREC’s total revenues for 2019; and
(ii) approximately $572,000 paid to William McKim (the son of Alan S. McKim, the Company’s Chief Executive Officer) as compensation (cash and equity awards granted during 2019) for his employment by a subsidiary of the Company.
All of the transactions described above occurred in the Company's normal course of operations and were at rates comparable to those which would have been obtainable from unaffiliated third parties.
Except as described above, there have been no other related party transactions required to be disclosed under Item 404(a) of Regulation S-K during the past fiscal year.
Under the written charter of the Audit Committee of the Company’s Board of Directors, the Audit Committee reviews and approves all related party transactions which are required to be disclosed in the Company’s filings with the Securities and Exchange Commission. The Audit Committee is composed solely of directors who satisfy the independence requirements of the New York Stock Exchange for membership on such committee.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Summary Compensation Table below for the Company’s "Named Executive Officers" as such term is defined below under "Executive Compensation." For 2019, the Company’s Named Executive Officers consisted of Alan S. McKim, the Chief Executive Officer (the “CEO”), Michael L. Battles, the Chief Financial Officer (the “CFO”), and the three other executive officers who were employed by the Company at the end of 2019 and had the highest total compensation for 2019. For 2019, those three other executive officers consisted of Eric W. Gerstenberg, Chief Operating Officer, Robert Speights, Executive Vice President and Chief Sales Officer, and Brian P. Weber, Executive Vice President, Corporate Planning and Development. This Compensation Discussion and Analysis addresses the corporate and individual performance goals for senior executive officers, including the Named Executive Officers. Those goals are disclosed in the limited context of the Company’s executive compensation programs and investors should not interpret them as statements of the Company’s expectations or as any form of guidance.
The Company’s executive compensation programs are designed to attract and retain talented executives and align executive performance with the creation of shareholder value. The Compensation Committee of the Company’s Board of Directors (the “Committee”), which during 2019 consisted of the four independent directors named below, believes in pay-for-performance. The Committee designs the Company’s compensation programs such that targeted amounts of at least 70% of the CEO’s and 50% of the other Named Executive Officers’ total potential compensation is at risk based on the Company’s performance or, in the case of certain executive officers, satisfaction of certain personal goals established by the Committee. From time-to-time the Committee also grants to certain executive officers, other than the CEO, time-vesting restricted shares in recognition of the executive's contributions to the Company and/or for retention purposes, which may cause the percentages of the executive's at-risk compensation for any fiscal year to differ from the targeted percentages described above.
The Committee has not granted any stock options to any of its executive officers in the past ten years. The at-risk portion of total potential compensation awarded by the Committee consists of cash bonuses which will become payable, and performance-based restricted shares which will vest, only if certain objective goals set by the Committee early in each fiscal year for performance by the Company or by the specific executive officers are satisfied and certain additional requirements concerning continued employment are met. The portion of total potential compensation which is not at-risk consists of base salaries comparable to those offered by other companies with which the Company competes for executive talent, benefits consistent with those available to the Company’s other employees, and time-vesting restricted shares which provide for retention and alignment of the interests of the executives with those of the Company’s other shareholders.
In designing the total potential compensation for Alan McKim, the Company’s CEO, the Committee has also taken into consideration that Mr. McKim is the Company’s founder and largest individual shareholder and therefore his interests are significantly aligned with those of the other shareholders.

Pursuant to its commitment to pay-for-performance, the Committee has implemented the following practices as in effect for 2019:

Compensation Practices

	What We Do		What We Don't Do
✔	We target at least 70% of the CEO's and in most years 50% of the other Named Executive Officers' total potential compensation is at risk.	✘	We haven't issued stock options in more than 10 years.
✔	We emphasize long-term performance through at least 20% of the CEO's and, in most years, 30% of the other Named Executive Officers' total potential compensation consisting of restricted share awards.	✘	We have no term employment contracts with any executive officers.
✔	We only issue performance shares to the CEO and target that, in most years, more than 40% of shares awarded to the other Named Executive Officers are performance shares rather than time-vesting shares.	✘	We don't provide perquisites for executive officers in excess of what is available to all employees.
✔	We disallow severance payments to the CEO and require a double-trigger for any potential severance payments to the other Named Executive Officers upon a change of control and, to the extent restricted shares may vest upon a change of control, no vesting unless such change of control actually occurs.	✘	We don't provide tax gross-ups.
✔	We maintain competitive compensation packages compared to peer group of companies.	✘	We don't allow short sales or derivative transactions in Company stock, including hedges.
✔	We require significant Company stock ownership for executive officers and directors.	✘	We don't pay dividends on unvested restricted shares.
✔	We will clawback cash bonuses upon certain restatements of the Company's financial statements.

As illustrated in the tables below, 80% of the CEO’s and 48% of the other Named Executive Officers’ total potential compensation for 2019 was at risk, and 21% and 45%, for the CEO and other Named Executive Officers, respectively, was provided through restricted shares whose value is dependent upon long-term performance and stock-price appreciation of the Company. Any value ultimately realized for these restricted shares will be directly tied to the Company’s absolute and relative stock-price performance and fluctuate in-line with shareholder returns. The tables are based on the following: 2019 base salaries, as discussed on page 25; maximum performance-based cash bonuses approved by the Committee for 2019, as discussed on pages 25-27; and the grant date fair value of performance and time-vesting restricted shares granted by the Committee in 2019, as discussed on pages 27-30.

In establishing the goals for performance-based cash bonuses and performance-based restricted share grants on an annual basis, the Committee has set those goals at levels the Committee believes are sufficiently difficult to achieve in order to provide a significant incentive for participants to improve the Company's performance. The Committee has also obtained advice from CFS Consulting, Inc., a firm specializing in the development and implementation of executive compensation systems, concerning the structuring of the Company's executive compensation plans.
As described below under “2019 Results Affecting Executive Compensation,” in 2019, the Company continued the trend of improved financial performance over the prior year. For this continued strong performance and in light of the Committee’s pay-for-performance policy, an increase in the Named Executive Officers’ total compensation for 2019 over 2018 would seem appropriate. However, for most of the Named Executive Officers, the Summary Compensation Table below reports a decrease in total compensation for 2019. This decrease was generally due to higher targets for financial performance associated with both the non-equity incentive plan compensation and the performance-based stock awards granted in 2019. However, a one-time award of time-vesting shares in 2019 for Mr. Gerstenberg offset the decreases in the non-equity incentive plan compensation and performance-based stock awards granted to him in 2019. Additionally, Mr. Speights' total compensation increased in 2019 because, having joined the Company in 2018, he was employed by the Company for the full year in 2019.
2019 Results Affecting Executive Compensation
During 2019, the Company’s performance improved over the results for 2018, and the Committee awarded in early 2020 cash bonuses equal to 66% of the maximum total cash bonus which could potentially have become payable for 2019 under the Company’s CEO Annual Incentive Bonus Plan and 76% of the maximum total cash bonuses which could potentially have become payable for 2019 under the Company’s Management Incentive Plan (for senior managers other than the CEO). In addition, because the Company’s performance during 2019 achieved some of the performance goals established by the Committee in March of 2018 for the Company’s 2018/2019 Long-Term Equity-Incentive Program (“LTEIP”), a total of 50% of the awards granted to participants, including the CEO, in the 2018/2019 LTEIP will vest over periods no later than December 31, 2021 (subject to continued employment).
Some of the key factors which related to performance-based compensation for 2019 were as follows:

•	The Company’s total revenue for 2019 increased 3.4% to $3.412 billion, compared with $3.300 billion for 2018.

•
The Company’s “Adjusted EBITDA” for 2019 increased 10.0% to $540.3 million, compared with $491.0 million for 2018. The Company’s Adjusted EBITDA is reported and reconciled to the Company’s net income on page 27 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 which accompanies this proxy statement. Adjusted EBITDA consists of net income, as determined in accordance with generally accepted accounting principles ("GAAP"), plus accretion of environmental liabilities, depreciation and amortization, net interest expense, loss on early extinguishment of debt and provision (benefit) for income taxes, and excludes other gains, losses and non-cash charges not deemed representative of fundamental segment results and other (income) expense, net.

•
The Company’s “Adjusted Return on Invested Capital” (“Adjusted ROIC”) for 2019 was 7.6%. Adjusted ROIC is calculated in the following manner: Adjusted EBITDA (as defined above) less (i) depreciation expense and (ii) an assumed income tax expense calculated using a 2019 blended statutory rate and applied to the Adjusted EBITDA less depreciation figure. This resulting return measure is then divided by the sum of the average shareholder's equity and debt obligation balances for the year, less average excess cash.

Adjusted EBITDA - Depreciation Expense - Income Tax Expense
Average Stockholder's Equity + Average Debt Obligation - Excess Cash
In calculating the return metric shown , amortization expense associated with the Company's intangible assets is excluded from depreciation expense in the numerator and the liabilities associated with finance leases are included in the Average Debt Obligation in the denominator. The assumed blended statutory tax rate utilized in FY 2019 was 30%. Excess cash is considered amounts of cash and short-term marketable securities held by the Company in excess of $100 million.

•
The Company’s “Free Cash Flow,” consisting of the Company’s cash flow from operations, excluding cash impacts of items derived from non-operating activities (such as taxes paid in connection with divestitures), less additions to property, plant and equipment plus proceeds from sales of fixed assets, was $208.5 million for 2019.

•	The Company’s health and safety compliance performance, as measured by the total recordable incident rate (“TRIR”), was 1.05 for 2019, the lowest rate in the Company's history.
Role of the Compensation Committee
The Committee currently consists of four independent directors. The Committee’s major responsibilities are to recommend to the full Board the base salary for the Company’s CEO, review and approve the base salaries for the other senior executive officers, administer the Company’s management incentive cash bonus and equity incentive plans, review and approve the Company’s other management compensation policies, and monitor executive officer succession planning. As part of such responsibilities, the Committee administers the Company’s CEO annual incentive bonus plan, management incentive plan, and equity incentive plans described below.
Near the beginning of each fiscal year, the Committee works with the Company’s CEO, CFO and Chief Human Resources Officer to establish criteria and performance goals for awards under the cash incentive bonus and equity incentive plans and then determines over the course of the year whether any modifications to such goals are appropriate to adjust for extraordinary events such as a major acquisition or divestiture or a change in GAAP. Following the end of each year, the Committee determines the extent (if any) to which the performance goals for the year were achieved, the amount (if any) of cash bonuses which the Company will pay to the CEO and other executive officers for that year, and the number (if any) of performance-based restricted shares which are to vest, subject to continued future employment, based on the Company’s performance during the year. The Committee also considers proposals from the CEO and Chief Human Resources Officer in connection with determination of compensation for senior executive officers.
Since December 2016, the Committee has delegated to Alan S. McKim, the Company’s CEO, authority to issue each year up to a total of 100,000 performance-based restricted shares under the Company’s Long-Term Equity Incentive Programs and up to a total of 100,000 time-vesting restricted shares under the Company’s 2010 Stock Incentive Plan, each as described below, provided that no one individual may receive more than 3,000 performance-based restricted shares or 3,000 time-vesting restricted shares and no grants (without specific Committee approval) may be made to any Named Executive Officer. All other cash bonuses and equity incentive awards for the CEO and other senior executive officers are granted by the Committee.

Consideration of Recent Shareholder Advisory Vote on Executive Compensation
At the Company’s annual meeting of shareholders held on June 5, 2019, the Company’s shareholders approved by a favorable vote of 97.2% of the shares cast on such proposal an advisory proposal to approve the executive compensation paid by the Company to its Named Executive Officers as described in the Company’s proxy statement for such annual meeting. The Committee considered the results of that advisory vote in connection with its determination of compensation for 2019 by continuing the “pay-for-performance” philosophy and objectives used in prior years.
Compensation Philosophy and Objectives
The Committee’s fundamental philosophy regarding executive compensation is to (i) offer competitive compensation opportunities in order to attract and retain a talented and motivated work force and (ii) align individual compensation with the goals, values and priorities of the Company and the interests of its shareholders by making at least a majority of the Named Executive Officers' total potential compensation be performance-based. Potential compensation for executive officers currently consists of three basic elements: base salary and benefits, performance-based cash bonuses, and awards of long-term equity incentives primarily through performance-based restricted shares.
Use of Compensation Consultants
Under its charter, the Committee has authority to select and retain its own executive compensation consultants, legal counsel and other advisors to assist the Committee in its determinations and, in connection with each such selection and retention, the Committee considers factors that could bear on the independence of each such advisor from the management of the Company. In order to evaluate the competitiveness and appropriateness of the Company’s total compensation and mix of compensation for executive officers, periodically the Committee engages CFS Consulting, Inc. (“CFS”), a firm specializing in development and implementation of executive compensation systems, to perform market surveys and prepare reports on compensation for executive officers.
CFS most recently performed this analysis and delivered their report in the fourth quarter of 2018. For their 2018 report, in addition to evaluation of larger regional and national surveys, CFS compiled a list of 15 peer companies from similar industries and, to the extent practicable, with similar market capitalization and revenues to those of the Company. The companies selected by CFS for purposes of its 2018 report were:

Advanced Disposal Services, Inc	Heritage Crystal Clean, Inc.	Stericycle, Inc.
American Water Works Company, Inc	Iron Mountain, Inc.	Superior Energy Services, Inc.
Civeo Corp.	Newpark Resources, Inc.	US Ecology, Inc.
Casella Waste Systems	Oil States International, Inc.	Waste Connections, Inc.
Covanta Holding Corp.	Republic Services, Inc.	Waste Management, Inc.
The 2018 CFS report stated that, while the Company's financial performance during the three years ended December 31, 2017 had generally equaled or exceeded the relative performance of peer companies whose revenues were between $3.0 and $5.0 billion, the total compensation paid by the Company to its Named Executive Officers was 84% of the average total compensation paid by those peer companies for those years. A significant reason was that, while the Company's Compensation Committee had authorized total potential compensation generally consistent with that for those peer companies, the Company's Committee had set performance goals which were generally more difficult to achieve and therefore the compensation actually paid by the Company to its Named Executive Officers for those years was less than for those comparable peer companies.
The Committee considered that report from CFS for purposes of the Committee’s decisions relating to compensation for 2019 as described in this Compensation Discussion and Analysis and for compensation levels going forward in 2020. The Committee intends on engaging CFS to perform another similar analysis at the end of 2020. Except as described above, CFS did not provide any services to the Company or any of its affiliates during the three years ended December 31, 2019, and the Committee believes that the work of CFS described above did not result in any conflicts of interest.

Base Salary
As described above under “Role of the Compensation Committee,” on an annual basis the Committee recommends to the Company’s Board of Directors the base salary of the CEO, which base salary is then set by the full Board, and the Committee reviews and approves the base salary of each of the Company’s other Named Executive Officers and other senior executives. For 2017, 2018 and 2019, the Committee sought to recommend (for the CEO) and approve (for the other Named Executive Officers) base salaries which were approximately within the middle third of the peer group of comparable companies described.
The Committee recommended that the annual base salary of Mr. McKim, the CEO, be set at $1,265,000 for each of 2017, 2018 and 2019, and the Company’s full Board approved those recommendations. The Committee approved annual base salaries of the other Named Executive Officers as follows: Michael L. Battles, the Company’s Chief Financial Officer, $425,000 for each of 2017 (effective August 1, 2017) and 2018, and $540,000 for 2019 (effective January 1, 2019); Eric W. Gerstenberg, the Company’s Chief Operating Officer, $575,000 for each of 2017, 2018, and 2019; Robert Speights, the Company's Chief Sales Officer, $400,000 for 2018 and $420,000 for 2019 (effective August 1, 2019); and Brian P. Weber, Executive Vice President - Corporate Planning and Development, $435,000 for each of 2017 (effective June 1, 2017), 2018, and 2019. The Committee approved an increase in base salary from $575,000 to $625,000 for Mr. Gerstenberg effective January 1, 2020.
Benefits
The Named Executive Officers and other senior executive officers received during 2019 the same benefits as other employees of the Company. In the US, these benefits consist of medical and dental coverage, paid 68% by the Company and 32% by the employee; life insurance equal to one times base salary with a cap of $1,000,000 (x1 for accidental death); short- and long-term disability insurance; and participation in the Company’s 401(k) Plan, including Company match. In Canada, these benefits consist of health and vision coverage, life insurance equal to two times base salary with a cap of $500,000 (x2 for accidental death); short- and long-term disability insurance; and participation in the Company’s Registered Retirement Savings Plan, including Company match. In Canada, the health cost sharing is 57% by the Company and 43% by the employee.
Performance-Based Cash Bonuses
The Company maintained for 2019 two plans under which the Committee was authorized to grant cash bonuses to the Named Executive Officers and other members of senior management based upon satisfaction of performance goals established by the Committee during the first quarter of 2019. The first such plan was the 2019 CEO Annual Incentive Bonus Plan (the “CEO Annual Incentive Bonus Plan”), which was approved by the Company’s shareholders at the 2019 annual meeting. The principal purpose of the CEO Annual Incentive Bonus Plan, which will govern the CEO's annual cash bonus through 2023, is to provide the CEO an incentive to lead the Company to achieve certain specific performance goals established by the Committee in the first quarter of each fiscal year.
The second such plan which the Company maintained for 2019 was (and which the Company now maintains is) the Management Incentive Plan, as amended and restated effective as of January 1, 2017 (the “MIP”), which applies to senior executive officers other than the CEO and under which the Committee can award cash bonuses. Under the MIP, Company-wide performance criteria are established early in each fiscal year, and approved by the Committee. Annual cash bonuses are paid based on the achievement of these performance goals ("Annual MIP Bonuses"). In addition, certain senior executives are eligible for annual cash bonus based on such individual's achievement of specific performance goals for the year ("Supplemental Executive Incentive Bonus" or "SEIP"). Acting on the recommendation of the Committee, the Company’s Board of Directors adopted the MIP on March 8, 2017, and the MIP was approved by the Company’s shareholders at the 2017 annual meeting. The MIP will govern Annual MIP Bonuses and SEIP bonuses through 2021.
Bonus for 2019 under the CEO Annual Incentive Bonus Plan
For 2019, consistent with the prior year, the Committee selected revenue, "Adjusted EBITDA," "Adjusted ROIC" and "TRIR" (as such terms are used in the CEO Annual Incentive Bonus Plan and described in “2019 Results Affecting Executive Compensation” above), as the goals for calculating potential bonuses under the CEO Annual Incentive Bonus Plan. The following table describes the level of those goals for 2019, the respective amounts of bonuses that could potentially have become payable at the threshold, midpoint and maximum levels for each of those goals, and the Committee’s determination on March 12, 2020 of the extent to which each of those goals was achieved during 2019.

	Threshold	Midpoint	Maximum	Achievement
Revenue
Goal	$3.300 billion	$3.448 billion	$3.498 billion	$3.412 billion
Potential bonus	$253,000	$506,000	$759,000
Adjusted EBITDA
Goal	$491 million	$546 million	$566 million	$540 million
Potential bonus	$506,000	$1,012,000	$1,518,000
Adjusted ROIC
Goal	6.20%	7.80%	8.10%	7.60%
Potential bonus	$253,000	$506,000	$759,000
TRIR
Goal	N/A	1.06	1.04	1.05
Potential bonus	$—	$506,000	$759,000
Total potential bonus	$1,012,000	$2,530,000	$3,795,000	$2,511,058
The Committee believes that the performance goals established under the CEO Annual Incentive Bonus Plan for 2019 were sufficiently difficult to achieve in order to provide a significant incentive for the CEO to improve the Company’s performance during that year. The Committee also believes that such goals did not encourage the CEO to cause the Company to take any excessive risks in connection with achieving those goals and that, by selecting improvements in health and safety statistics as one of the four goals for 2019, the goals were consistent with reducing the Company’s overall risks.
    Bonuses for 2019 under the MIP
In March 2019, the Committee selected a total of 60 managers, including all of the Named Executive Officers other than the CEO (who does not participate in the MIP) to participate in the MIP for 2019. The Annual MIP Bonuses were generally between 10% and 50% (depending on their level of management responsibility) of the base salaries of those managers.
For 2019, the Committee aligned the Annual MIP Bonus targets with the CEO award and selected revenue, Adjusted EBITDA, Adjusted ROIC and TRIR as the goals for calculating potential Annual MIP bonuses with relative weightings of 20%, 20%, 40%, and 20% respectively. As defined in the MIP, revenue, Adjusted ROIC, Adjusted EBITDA and TRIR have the meanings defined above under “2019 Results Affecting Executive Compensation,” which are the same definitions as used under the CEO Annual Incentive Bonus Plan.

The table below describes the threshold, midpoint and maximum levels of the four goals for 2019 established by the Committee at its meeting on March 13, 2019, the respective amounts of bonuses that could potentially have become payable at each of those levels, and the Committee’s determination at its meeting on March 12, 2020 of the extent to which each of those goals was achieved during 2019.

	Threshold	Midpoint	Maximum	Achievement
Revenue
Goal	$3.300 billion	$3.448 billion	$3.498 billion	$3.412 billion
EBITDA
Goal	$491 million	$546 million	$566 million	$540 million
Adjusted ROIC
Goal	6.20%	7.80%	8.10%	7.60%
TRIR
Goal	N/A	1.06	1.04	1.05
Potential total bonus (% of base pay)	2.5-12.5%	10.0-50.0%	14.0-70.0%	9.5-47.0%
In addition to their right to potentially receive Annual MIP Bonuses along with the other members of senior management during 2019, nine members of the executive staff, including each of the Named Executive Officers other than the CEO, also participated in the “SEIP” under the MIP. Each participant in the SEIP had a potential right, provided he or she remained an employee of the Company at the time the bonuses became potentially payable in March 2020, to receive a bonus (in addition to the Annual MIP bonus for 2019 described above) based on satisfaction of certain personal goals approved by the Committee during the first quarter of 2019. Potential bonuses under the SEIP were between 16% and 20% of base salary for achievement of each personal goal, subject to an aggregate maximum of between 80% and 100% (depending on the executive involved) of base salary for each SEIP participant if all such personal goals were fully achieved.
Based on the Company’s overall performance during 2019, as described above, and achievement by the SEIP members of certain of their personal goals, on March 12, 2020, the Committee awarded a total of $6.4 million of MIP bonuses for 2019, consisting of $4.0 million for the Annual MIP Bonuses described above and $2.4 million based upon achievement of SEIP goals.
The Committee believes that the four goals for Company performance and the SEIP personal goals established under the MIP for 2019 were sufficiently difficult to achieve in order to provide a significant incentive for the participants to improve the Company’s performance during that year. The Committee also believes that such goals did not encourage any of the participants to cause the Company to take excessive risks in connection with achieving the goals and that, by including improvements in health and safety in the overall MIP goals and the SEIP personal goals of certain of the Named Executive Officers, the goals were consistent with reducing the Company’s overall risks.
    Long-Term Equity Incentives
The final element of compensation for senior executives is long-term equity incentives, designed to align the interests of participants with those of the Company’s shareholders and encourage retention of senior executives. Since 2005, the Committee has not provided stock options to any of its executive officers and all of the equity incentives provided have been in two forms, namely (i) performance-based restricted shares (“performance shares”) which vest (subject to continued employment) only if the Company satisfies certain performance goals established by the Committee prior to the grant date and (ii) time-vesting restricted shares (“time-vesting shares”) which vest only if the recipient remains employed by the Company on certain specified future dates and which therefore serve as a retention incentive as well as increasing the respective ownership interest in the Company if the executive remains an employee during such vesting period.
During 2019, the Committee and the CEO (under delegated authority from the Committee as described above) granted, in addition to performance shares as described below, a total of 157,354 time-vesting shares to a total of 119 employees, with vesting generally over either a three or five-year period, which restricted shares had market values ranging from $49.35 to $82.65 per share on the respective dates of grant. Of those 157,354 time-vesting shares, Mr. McKim, the CEO, received no shares, Mr. Battles, the Chief Financial Officer, received 6,978 shares, Mr. Gerstenberg, the Chief Operating Officer, received 26,354 shares, Mr. Speights, the Chief Sales Officer, received 5,768 shares, and Mr. Weber,

Executive Vice President-Corporate Planning and Development, received 2,564 shares. These time-vesting shares include both discrete grants and the annual grant of shares in accordance with compensation agreements.
The Committee also granted performance shares as a form of long-term equity incentive under the Company’s 2010 Stock Incentive Plan pursuant to Long-Term Equity Incentive Programs (“LTEIPs”) established annually by the Committee pursuant to such Plan. For 2018 and 2019, the Committee granted under such LTEIPs to the CEO and to certain other senior executives and managers primarily constituting the Strategic Leadership Team (the “SLT”) performance shares with two-year performance goals as described below and certain additional vesting requirements.
On March 2, 2018, the Committee established, for performance shares to be issued under the 2018/2019 LTEIP to participants other than the CEO, the four performance goals described in the following table based, respectively, on the Company’s revenue, Adjusted EBITDA Margin, Free Cash Flow, and safety performance as measured by TRIR. Each goal under the 2018/2019 LTEIP had a relative weight (indicated in parenthesis) and a target and threshold level (as stated in the table below).

	Target	Threshold	2018 Achievement	2019 Achievement
Revenue (20%)	$3.40 billion	$3.30 billion	$3.30 billion	$3.41 billion
Adjusted EBITDA Margin (30%)	15.5%	15.0%	14.9%	15.8%
Free Cash Flow (30%)	$180 million	$170 million	$195 million	$209 million
TRIR (20%)	1.15	1.17	1.08	1.05
For performance shares to be awarded under the 2018/2019 LTEIP to the CEO, only the Adjusted EBITDA Margin and Free Cash Flow performance goals were selected, and therefore a maximum of 50% of such shares would vest if each of those performance goals were satisfied.
Achievement of each of the performance goals for the 2018/2019 LTEIP described above was determined independently. If the target level for any one or more of the goals were achieved by December 31, 2018, the shares which could potentially vest based on achievement of that goal would vest in two equal installments on March 15, 2019 and December 15, 2019 (subject to continued employment). For any goal for which the target level was not achieved by December 31, 2018 but either the target or threshold level was achieved by December 31, 2019, all, for target, or 50%, for threshold, of the respective number of shares which could potentially vest based on achievement of that goal vested or will vest in three equal installments on each of March 15, 2020, December 15, 2020, and December 15, 2021 (subject to continued employment). If the Company did not achieve at least the threshold level for a particular goal by December 31, 2019, all of the performance shares issued under the 2018/2019 LTEIP which could potentially vest based on achievement of that goal would be forfeited.
On June 7, 2018, the Committee granted a total of 169,479 performance shares under the 2018/2019 LTEIP, of which 24,252 were granted to Mr. McKim and 145,227 were granted to a total of 124 members of the SLT. Mr. McKim’s shares were valued at approximately 100% of Mr. McKim’s base salary for 2018, and, depending upon the level of responsibility of a particular executive within the SLT, he or she received performance shares valued at between 15% and 75% of his or her base salary for 2018. Each of the Named Executive Officers (other than Mr. McKim and Mr. Speights) received performance shares then valued at either approximately 75% (Mr. Gerstenberg) or 70% (Mr. Battles and Mr. Weber). On September 1, 2018, three additional members of the SLT (none of whom is a Named Executive Officer) also received 2,105 performance shares. Mr. Speights joined the Company in October 2018 and was not granted any 2018/2019 awards.
On March 13, 2019, the Committee determined that the Company’s 2018 Free Cash Flow and TRIR target goals described in the table above had been satisfied during 2018 but that the Company’s 2018 revenue and Adjusted EBITDA Margin target goals had not been satisfied. Accordingly, 50% of the performance shares which had been granted under the 2018/2019 LTEIP to both the members of the SLT and the CEO vested (subject to continued employment) in equal installments on March 15, 2019 and December 15, 2019. On March 12, 2020, the Committee determined that the target level of the revenue and Adjusted EBITDA Margin goals under the 2018/2019 LTEIP had been satisfied by December 31, 2019, and therefore the remaining 50% of the performance shares granted under the 2018/2019 LTEIP to both the members of the SLT and the CEO vested or will vest (subject to continued employment) in equal installments on March 15, 2020, December 15, 2020, and December 15, 2021.

On March 13, 2019, the Committee established, for performance shares to be issued under the 2019/2020 LTEIP to participants other than the CEO, the four performance goals described in the following table based, respectively, on the Company’s revenue, Adjusted EBITDA Margin, Free Cash Flow, and safety performance as measured by TRIR. Each goal under the 2019/2020 LTEIP has a relative weight (indicated in parenthesis) and a target and threshold level (as stated in the table below).

	Target	Threshold	2019 Achievement
Revenue (20%)	$3.55 billion	$3.50 billion	$3.41 billion
Adjusted EBITDA Margin (30%)	16.3%	15.9%	15.8%
Free Cash Flow (30%)	$240 million	$230 million	$209 million
TRIR (20%)	1.02	1.04	1.05
For performance shares to be awarded under the 2019/2020 LTEIP to the CEO, only the Adjusted EBITDA Margin and Free Cash Flow performance goals were selected, and therefore a maximum of 50% of such shares would vest if each of those performance goals were satisfied.
Achievement of each of the performance goals for the 2019/2020 LTEIP described above are determined independently. If the target level for any one or more of those goals were achieved by December 31, 2019, the shares which could potentially vest based on achievement of that goal would vest in equal installments on March 15, 2020 and December 15, 2020 (subject to continued employment). For any goal for which the target level was not achieved by December 31, 2019 but either the target or threshold level is achieved by December 31, 2020, all, for target, or 50%, for threshold, of the respective number of shares which could potentially vest based on achievement of that goal will vest in three equal installments on each of March 15, 2021, December 15, 2021, and December 15, 2022 (subject to continued employment). If the Company does not achieve at least the threshold level for a particular goal by December 31, 2020, all of the performance shares issued under the 2019/2020 LTEIP which could potentially vest based on achievement of that goal will be forfeited.
On July 1, 2019, the Committee granted a total of 120,987 performance shares under the 2019/2020 LTEIP, of which 18,641 were granted to Mr. McKim and 102,346 were granted to a total of 115 members of the SLT. Mr. McKim’s shares were valued at approximately 100% of Mr. McKim’s base salary for 2019, and, depending upon the level of responsibility of a particular executive within the SLT, he or she received performance shares valued at between 15% and 75% of his or her base salary for 2019. Each of the Named Executive Officers (other than Mr. McKim) received performance shares then valued at either approximately 75% (Mr. Gerstenberg), 70% (Mr. Battles and Mr. Weber), or 40% (Mr. Speights). On August 1, 2019, October 1, 2019 and December 1, 2019, five additional members of the SLT (none of whom is a Named Executive Officer) also received 88, 2,343 and 1,616 performance shares, respectively.
On March 12, 2020, the Committee determined that the Company's 2019 revenue, Adjusted EBITDA Margin, Free Cash Flow, and TRIR were below the respective target levels for each of those goals, as described in the table above, and therefore none of the performance shares which had been granted under the 2019/2020 LTEIP either vested or will vest based upon the Company's performance during 2019. Depending upon the Company's performance during 2020, such shares remain subject to potential future vesting or forfeiture.
Accounting and Tax Considerations
Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount of compensation that may be deducted per “covered employee” to $1.0 million per taxable year. Following the enactment of the Tax Cuts and Jobs Act on December 22, 2017, beginning with the 2018 calendar year, this $1.0 million annual deduction limitation applies to all compensation paid to any individual who is the Chief Executive Officer, Chief Financial Officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year. There is no longer any exception to this limitation for qualified performance-based compensation (as there was for periods prior to 2018). Thus, it is expected that compensation deductions for any covered employee will be subject to a $1.0 million annual deduction limitation (other than for certain compensation that satisfies requirements for grandfathering under the new law). Although the deductibility of compensation is a consideration evaluated by the Compensation Committee, the Committee believes that the lost deduction on compensation payable in excess of the $1.0 million limitation for the Named Executive Officers is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Compensation Committee will continue to retain the discretion to pay compensation that is not deductible.
Section 409A of the Code requires that “deferred compensation” paid by a company to its current or former employees either comply with certain deferral election, payment timing, and other rules or be subject to a 20% additional income tax and interest at a premium rate imposed on the person who is to receive the deferred compensation. The Company believes that if the adverse tax consequences of Section 409A became applicable to the Company’s compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees. The Company therefore intends that its compensation arrangements be compliant with or exempt from Section 409A so that its employees will not be subject to additional income taxes imposed by that Section.
Stock Ownership Guidelines
The Board of Directors has established stock ownership guidelines for directors and executive officers. Directors are expected to hold stock valued at five times their annual cash retainers; the CEO is expected to hold stock valued at six times his annual base salary; the Named Executive Officers (other than the CEO) are expected to hold stock valued at three times their annual base salaries; and other executive officers are expected to hold stock valued at two times their annual base salaries. Other than for forfeitures or sales required to pay taxes, no sales of shares may occur during periods when less than the minimum amount of shares are held.
Valuation of share ownership is determined based upon the three-week average price at year end. Restricted shares subject to time vesting and performance shares which have vested (subject to continued employment) based on achievement of performance goals are included within the total shares held for purposes of the ownership requirements, but performance shares for which the performance goals have not yet been achieved are not included. In the event of hardship affecting any director or executive officer, the Committee has authority to waive the stock ownership guidelines to the extent it deems appropriate. If a director or executive officer is in compliance with the minimum amount of shares, a subsequent decline in the market value of the Company’s common stock will not cause noncompliance provided the director or executive officer continues to hold the same number of shares.
As of December 31, 2019, all of the Company’s directors and executive officers were in compliance with the stock ownership guidelines.
Policies Prohibiting Hedging and Short Selling
The Company’s insider trading policy, as currently in effect, prohibits all directors, officers (including, among others, the CEO and the other Named Executive Officers) from engaging in any transaction entered into for the purpose of reducing or eliminating the market price or investment risk associated with the ownership of the Company’s securities. No covered person may enter into any transaction to buy or sell any contract or other instrument that derives value from the price of the Company’s securities. These types of transactions are commonly known as “hedging.”
The Company’s insider trading policy also prohibits directors and executive officers from selling the Company’s securities short, which is the practice of selling securities that are not owned by the seller. This prohibition includes “short sales against the box,” where the seller actually owns the securities being sold but fails to deliver them to the purchaser within a specified time period after the sale.
Clawback Policy
Any cash bonus awarded by the Compensation Committee to an executive officer is subject to potential repayment if the Company’s financial statements are restated and the Committee determines that any misstatement in such financial statements which gave rise to payment of such bonus resulted from such executive officer’s gross negligence, intentional misconduct or fraud.

Employment, Termination of Employment and Change of Control Agreements
The Company does not typically have term employment agreements with any of its executive officers. However, the Company does provide “change of control” protection under certain performance and time-vesting restricted share award agreements and under retention agreements granted to some executive officers.
In 1998, the Company adopted an Executive Retention Plan (the “Retention Plan”) for certain members of senior management other than the CEO. If designated to participate in the Retention Plan, in order to receive severance payments, each such member must sign a severance agreement and a confidentiality and non-competition agreement under which, among other matters, such member agrees not to compete with the Company for one year following termination of employment. For termination other than for cause and not related to a Change in Control (as defined in the Retention Plan and the severance agreement), the severance agreements provide for payment to the executive of severance equal to base salary for one year (or two years for Mr. Gerstenberg, the Chief Operating Officer), offset by the amount of earnings from other employment obtained, for various periods of time, typically up to a maximum of one year (two years for Mr. Gerstenberg) after termination of employment. In addition to such severance, continued medical, dental, life insurance and other benefits, if any, will be payable to the executive as in effect at the time of his termination of employment for a period consistent with the severance term.
Under the Retention Plan, in the event of a Change in Control, an executive who participates in the Retention Plan will receive the same severance benefits as those described above if either (i) the executive’s employment with the Company is terminated for any reason within 30 days after the Change in Control, (ii) the executive does not receive a position equal to the position that the executive held prior to the Change in Control, or (iii) the executive’s primary work location is not within 30 miles of such location prior to the Change in Control. If the executive accepts a position with the successor corporation after the Change in Control, and, within two years of the Change in Control, the executive’s position changes so as not to be equal to his or her position prior to the Change in Control, then the executive shall be entitled to the same severance benefits.
Report of Compensation Committee
The following independent directors, who constitute the Compensation Committee, have reviewed the foregoing Compensation Discussion and Analysis with the Company’s management and recommended that it be included in this proxy statement.

Thomas J. Shields, Chair Edward Galante John T. Preston Andrea Robertson

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth compensation information for (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) the three other most highly compensated executive officers of the Company and its subsidiaries who were employed by the Company at the end of 2019 (such five executives being collectively the “Named Executive Officers”). Except as described in footnote (2) below, the “Stock Awards” and “Total” columns in the table include amounts related to performance-based share awards if, as of the end of the respective years shown in the table, the Company's management believed it was then probable that the performance goals relative to awards issued in that year would be achieved. The Named Executive Officers will never realize any value from performance-based share awards if associated performance goals are not achieved. Furthermore, awards where it was initially determined that performance goals were not probable of being achieved may in fact subsequently vest as goals are achieved, and the amounts of related compensation then realized may differ materially from the amounts listed in the Summary Compensation Table and related footnotes. In addition, such time-vesting and performance-based shares are reported in several different tables in this proxy statement, and investors should therefore take care not to “double count” the value of such awards.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation(3)	Total
Alan S. McKim	2019	$1,265,000	$—	$328,687	$2,511,088	$9,124	$4,113,899
Chairman of the Board	2018	$1,265,000	$—	$673,599	$3,000,000	$8,274	$4,946,873
and Chief Executive Officer	2017	$1,265,000	$—	$834,300	$930,196	$7,524	$3,037,020
Michael L. Battles	2019	$540,000	$—	$560,146	$551,264	$2,635	$1,654,045
Executive Vice President	2018	$425,000	$—	$819,169	$784,080	$1,785	$2,030,034
and Chief Financial Officer	2017	$401,667	$—	$1,092,122	$195,075	$603	$1,689,467
Eric W. Gerstenberg(4)	2019	$575,000	$—	$1,692,370	$759,000	$3,077	$3,029,447
Chief Operating Officer	2018	$575,000	$—	$688,930	$977,500	$2,199	$2,243,629
	2017	$575,000	$—	$971,110	$622,068	$947	$2,169,125
Robert Speights (5)	2019	$408,337	$—	$453,553	$446,720	$2,569	$1,311,179
Executive Vice President and Chief Sales Officer	2018	$92,000	$—	$514,160	$150,000	$105	$756,265
Brian P. Weber	2019	$435,000	$—	$228,309	$552,450	$2,663	$1,218,422
Executive Vice President,	2018	$435,000	$—	$591,515	$626,400	$1,813	$1,654,728
Corporate Planning and Development	2017	$426,668	$—	$960,604	$341,152	$1,008	$1,729,432
__________________________

(1)
The Compensation Committee granted all cash bonuses (to the extent any were paid) for 2019, 2018 and 2017 to Named Executive Officers as described under the “Non-Equity Incentive Plan Compensation” column pursuant to (i) in the case of Mr. McKim, the CEO Annual Incentive Bonus Plan, or (ii) in the case of the other Named Executive Officers, the Management Incentive Plan (the “MIP”). Except for the CEO Annual Incentive Bonus Plan and the MIP, the Company did not have during 2019, 2018 or 2017 any non-equity incentive plan, long-term cash incentive plan, pension plan or deferred compensation plan under which any of the Named Executive Officers participated.

(2)
The Company did not grant any stock options during 2019, 2018, or 2017. The fair value of restricted stock awards is computed in accordance with FASB ASC Topic 718. For time-vesting shares, the full grant date fair value is reported in the grant year. For performance-based shares, the value reported in the grant year is the full grant date fair value, adjusted for the probability of achievement. For the 2019 grant of performance-based awards to the CEO and certain other senior executives and managers, management believed as of the end of that year that it was then probable that 25% and 15%, respectively, of the two-year performance targets would be achieved in 2020 at the threshold level. If the highest level of performance conditions were achieved during the two-year performance period, the value of the 2019 stock awards (including both performance and time-vesting shares) on the grant date (based on the closing price of the Company’s common stock on the grant dates) would have been greater than the amounts shown above by $986,062 for Mr. McKim, $333,924 for Mr. Battles, $380,925 for Mr. Gerstenberg, $141,303 for Mr. Speights, and $268,998 for Mr. Weber.

(3)	All other compensation consists of matching 401(k) Plan contributions and group term life insurance benefits which are available to all employees.

(4)	The Committee approved an increase in base salary from $575,000 to $625,000 for Mr. Gerstenberg effective January 1, 2020.

(5)	Mr. Speights joined the Company in October 2018 as Executive Vice President and Chief Sales Officer.

Grants of Plan-Based Awards

The following table sets forth, for each of the Named Executive Officers, (i) the threshold, midpoint and maximum potential cash bonuses which the Compensation Committee approved, subject to achievement of certain performance criteria (Annual MIP Bonus) and personal goals (SEIP), for payment during the first quarter of 2020 for the year ended 2019 under either the CEO Annual Incentive Bonus Plan or the MIP, and (ii) the time-vesting shares and performance-based shares granted during 2019 under the Company’s 2010 Stock Incentive Plan. The actual amounts of the cash bonuses (if any) which were paid for 2019 under the CEO Annual Incentive Bonus Plan and the MIP, based on the extent of such achievement, to each of the Named Executive Officers are included above in the Summary Compensation Table. During 2019, there were no stock options, stock appreciation rights or other similar plan-based equity awards granted to the Named Executive Officers, and the only grants awarded to such officers under non-equity incentive plans potentially providing for future payouts were the rights described in the table to receive potential cash bonuses during the first quarter of 2020 for 2019 pursuant to the CEO Annual Incentive Bonus Plan or the MIP. Furthermore, no stock options or other awards to the Named Executive Officers were repriced or otherwise modified during 2019.

		Potential Cash Bonuses Under CEO Annual Incentive Bonus Plan or MIP (2)			Time-Vesting Share Awards		Performance-Based Share Awards
						Grant Date Fair Value of Stock Awards(1)		Grant Date Fair Value of Stock Awards(1)
Name	Grant Date	Threshold	Midpoint	Maximum	No. Shares		No. Shares
Alan S. McKim	N/A	$1,012,000	$2,530,000	$3,795,000
	7/1/2019				—	$—	18,641	$1,314,750

Michael L. Battles	N/A	$508,448	$695,770	$802,812
	7/1/2019				3,978	$280,568	5,570	$392,852
	9/1/2019				3,000	220,650	—	—

Eric W. Gerstenberg	N/A	$661,250	$862,500	$977,500
	2/1/2019				20,000	$1,177,000	—	$—
	7/1/2019				6,354	448,148	6,354	448,148

Robert Speights	N/A	$387,920	$530,838	$612,505
	7/1/2019				1,768	$124,697	2,357	$166,239
	8/1/2019				4,000	303,920	—	—

Brian P. Weber	N/A	$413,250	$565,500	$652,500
	7/1/2019				2,564	$180,839	4,487	$316,468
_______________________

(1)
The fair value of the awards is computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in determining these values, see Note 17, “Stock-Based Compensation,” to our financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

(2)	For bonuses under the MIP, the amounts include both Annual MIP Bonus and SEIP Bonus as discussed in "Compensation Discussion and Analysis" above in this proxy statement.

Outstanding Equity Awards At Fiscal Year-End
The following table sets forth the equity awards held at December 31, 2019 by each of the Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Shares Underlying Unexercised Stock Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that Have Not Vested (1)
Alan S. McKim	—	—	—	—	35,767	$3,067,020
Michael L. Battles	—	—	—	—	35,737	$3,064,448
Eric W. Gerstenberg	—	—	—	—	66,795	$5,727,671
Robert Speights	—	—	—	—	11,459	$982,609
Brian P. Weber	—	—	—	—	27,611	$2,367,643
__________________________

(1)	The fair value of the restricted stock is computed using the December 31, 2019 closing stock price of $85.75.

Option Exercises and Stock Vested

The Company has not granted any stock options to its Named Executive Officers during the past ten years, and no stock options were either exercised during 2019 or held at year-end by any Named Executive Officer. The following table shows for each Named Executive Officer the aggregate number of restricted shares vested during 2019, including time-based shares and any performance-based shares, and the value of those shares upon vesting using the closing price of the Company's Common Stock on the vesting date. The high and low closing prices of the Company's Common Stock in 2019 were $86.86 and $49.70, respectively. The closing price at December 31, 2019 was $85.75. No stock appreciation rights (“SARs”) were exercised during 2019 or held by such individuals at year-end.

	Stock Awards
Name	Number of Shares Vested	Value Realized on Vesting
Alan S. McKim	17,126	$1,284,122
Michael L. Battles	19,447	$1,370,438
Eric W. Gerstenberg	28,703	$1,998,435
Robert Speights	1,666	$136,429
Brian P. Weber	17,914	$1,274,597

Potential Payments Upon Termination or Change Of Control

The following table sets forth for each of the Named Executive Officers the amounts which would potentially become payable under existing plans and arrangements if the executive's employment had been terminated or a change of control had occurred on December 31, 2019. These potential payments reflect the executive's level of compensation and term of service as of such date.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason(2)	Voluntary Termination	Change in Control(3)
Alan S. McKim	Restricted Stock Vesting Acceleration (1)	$—	$—	$—
	Key Employee Retention Plan	$—	$—	$—
Michael L. Battles	Restricted Stock Vesting Acceleration (1)	$—	$—	$3,064,448
	Key Employee Retention Plan	$540,000	$—	$540,000
Eric W. Gerstenberg	Restricted Stock Vesting Acceleration (1)	$—	$—	$5,727,671
	Key Employee Retention Plan	$1,150,000	$—	$1,150,000
Robert Speights	Restricted Stock Vesting Acceleration (1)	$—	$—	$982,609
	Key Employee Retention Plan	$420,000	$—	$420,000
Brian P. Weber	Restricted Stock Vesting Acceleration (1)	$—	$—	$2,367,643
	Key Employee Retention Plan	$435,000	$—	$435,000
__________________________

(1)	The fair value of the restricted stock is computed using the December 31, 2019 closing stock price of $85.75.

(2)
Executive is eligible for payment of base salary until the first to occur of either (i) one year (or two years for Mr. Gerstenberg) or (ii) earlier employment, as well as up to one year (or two years for Mr. Gerstenberg) of continued medical, dental, life insurance and other benefits, if any, and $15,000 (or $10,000 for Mr. Weber) in out-placement services. In addition, Mr. Gerstenberg is eligible to receive a bonus for the year in which his employment is terminated equal to the average of his bonuses over the past two years.

(3)	Assumes employment is terminated either (i) for any reason within 30 days after a change of control or (ii) without cause within one year after a change of control.

Pay Ratio Information
As a result of the Dodd-Frank Act, the SEC requires disclosure of the relationship between the annual total compensation of our Chief Executive Officer ("CEO") and our median employee. For 2019:

•	The annual total compensation of the median employee identified was $65,894.

•	The annual total compensation of our CEO was $4,113,899.
As a result, for 2019, our CEO pay ratio was approximately 62:1.
To calculate the ratio above, similar to our 2019 proxy statement, we used the same median employee which we had identified as of December 31, 2017 for purposes of our 2018 proxy statement. That median employee was identified from a list of Company employees, whether employed on a full-time, part-time basis or temporary as of December 31, 2017, excluding our CEO. To determine that median employee, we reviewed the 2017 earnings of each listed employee during 2017, converted to U.S. dollars at appropriate exchange rates for non-U.S. employees and annualized for any full-time employee who did not work for the entire year. We did not apply any cost-of-living adjustments nor did we use any form of statistical sampling. We believe there have been no changes in our employee population or our compensation arrangements since establishing this median employee that would result in a material change in our pay ratio disclosure or our median employee. After identifying that median employee, we calculated the annual total 2019 compensation of such employee in accordance with SEC Regulation S-K, Item 402(c)(2)(x) requirements for reporting total compensation in the Summary Compensation Table, and then compared the 2019 compensation of such median employee to the 2019 compensation of our CEO as reported in the Summary Compensation Table above in this proxy statement.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2 on Proxy Form)

The Company's Board of Directors is seeking an advisory vote from the Company's shareholders to approve the compensation of the Company's Named Executive Officers, as described in "Compensation Discussion and Analysis” above in this proxy statement, the executive compensation tables and other executive compensation disclosures in this proxy statement. Acting in response to the advisory vote taken by the Company's shareholders at the 2017 annual meeting, the Company's Board of Directors has determined to hold such a “say-on-pay” advisory vote on an annual basis.

As discussed under “Compensation Discussion and Analysis” in this proxy statement, the Board's Compensation Committee, with assistance from its independent consultant, has structured the Company's compensation programs to emphasize pay for performance. The compensation opportunities provided to the Company's Named Executive Officers, as well as the Company's other executives, are highly dependent on the Company's and the individual's performance, which in turn drives the enhancement of shareholder value. The Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve the Company's corporate objectives and to align with the interests of the Company's long-term shareholders.

Shareholders have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables and other executive compensation disclosures in this proxy statement.”

In deciding how to vote on this proposal, shareholders are encouraged to consider the description of the Compensation Committee's executive compensation philosophy and its decisions in “Compensation Discussion and Analysis,” as well as the following items:

•
All members of the Committee are independent directors. The Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to the Company's executive officers. The Committee has engaged and received advice from CFS Consulting, Inc., an independent third-party compensation consulting firm which has not provided other services to the Company. The Committee and that consultant selected a peer group of companies, taking into account the compensation consultant's recommendations, to compare to the Company's executive officers' compensation.

•	The Committee has established an executive compensation program that attracts and retains talented executives and aligns executive performance with the creation of shareholder value.

•	The Company has not granted stock options to any of its executive officers in the past ten years.

•
The Committee believes in pay-for-performance. Except for relatively modest base salaries and benefits and a relatively small portion of long-term equity incentives in the form of restricted shares which vest over time subject to continued employment (with the majority of restricted shares being performance-based), the long-term incentive program is entirely performance-based. Performance-based restricted shares awarded to the Named Executive Officers become vested only if performance is achieved and shares will not become vested simply with the passage of time.

•
The Committee's actions reflect its pay-for-performance philosophy. Because of the Company’s strong performance during 2019, 66% of the cash bonuses which could potentially have become payable for that year under the Company's CEO Annual Incentive Bonus Plan (for the CEO) and 76% of the total cash bonuses which could potentially have been payable under the Management Incentive Plan (for senior managers other than the CEO) were paid. In addition, for all participants including the CEO, all 50% of the total performance-based restricted shares which had been granted under the Company's 2018/2019 Long-Term Equity Incentive Program (“LTEIP”) but had not achieved the performance goal in 2018 based on the Company’s performance during 2018, achieved the performance goal in 2019 based on 2019 performance and will vest by no later than December 31, 2021 (subject to continued employment). However, because the Company’s performance during

2019 did not satisfy any of the performance goals established for the 2019/2020 LTEIP, none of the performance-based restricted shares granted under the Company’s 2019/2020 LTEIP either vested during 2019 or will vest in the future based on the Company’s 2019 performance.

•	The Company has not entered into employment agreements with its CEO or most of its other executive officers.

•	Tax gross-ups are not provided to any executive officers.

•
Under the Company's Key Employee Retention Plan, the CEO has no right to severance payments upon a Change of Control of the Company and each of the other Named Executive Officers would be entitled to receive such payments only on a “double trigger” basis (which requires that an actual loss of employment or significant change of position occur as a result of the Change of Control). Although the restricted stock awards which have been granted to the Company's Named Executive Officers would provide for acceleration of vesting upon a Change of Control, those awards define “Change of Control” to require an actual change in ownership of at least 50% of the Company's outstanding shares or of a majority of the Company's Board of Directors.

•	The Company has significant stock ownership guidelines for directors and executive officers.

•
The Committee values the shareholders’ opinions on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding its executive compensation program.

The foregoing advisory resolution on approval of executive compensation will require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such proposal. The Board of Directors recommends that shareholders vote “FOR” such advisory proposal.

APPROVAL OF 2020 STOCK INCENTIVE PLAN
(Item 3 on Proxy Form)
On March 24, 2020 , the Company's Board of Directors adopted, subject to shareholder approval, the Clean Harbors, Inc. 2020 Stock Incentive Plan (the "2020 Plan"). A copy of the 2020 Plan is attached as Appendix A to this proxy statement. The Board recommends that the shareholders approve the 2020 Plan because the Company's sole existing equity incentive plan (the "2010 Plan") will expire in accordance with its terms on May 10, 2020. Following the expiration of the 2010 Plan, the Company would, unless the shareholders approve the 2020 Plan, generally be unable to grant equity incentives (“Awards”) to its employees, directors and consultants. The Board believes that such future grants are important to the Company and its shareholders in order to enable the Company to attract, retain and reward highly qualified employees, directors and consultants and motivate them to promote the Company's long-term growth, profitability and success. As discussed under "Compensation Discussion and Analysis" above in this proxy statement, the use of long-term equity incentives is a major portion of the Company's compensation programs.
The 2020 Plan provides for Awards of up to 2,500,000 shares of common stock (subject to certain anti-dilution adjustments as described below) in the form of (i) stock options (“Options”), (ii) stock appreciation rights (“SARs”), (iii) Restricted Stock, (iv) Restricted Stock Units, and (v) Other Stock-Based Awards (which are limited to a total of no more than 5% of total number of shares reserved under the 2020 Plan). The Plan will be administered by the Compensation Committee of the Board composed solely of independent directors (the "Committee") except that, for any Awards granted under the 2020 Plan to non-employee directors of the Company, such Awards will be granted and administered by the full Board. References below to the "Committee" shall mean the full Board with respect to any such Awards to non-employee directors of the Company. Under the 2020 Plan, all employees, directors and consultants of the Company or any of its subsidiaries are eligible to participate to the extent the Committee, in its discretion, shall grant Awards to them. The persons to whom the Committee shall grant Awards are collectively referred to below as “Participants.”
As described more fully below, the 2020 Plan contains the following provisions:

•	Repricing of Options or SARs is not permitted without shareholder approval.

•	The exercise price of Options and SARs must be at least 100% of the fair market value of the Company's common stock on the date of the grant.

•
"Reload" Options or SARs, which would permit a Participant to exercise and at the same time renew the Option or SAR, are not authorized, and no tax gross-ups will be provided with respect to Awards. Furthermore, the 2020 Plan does not contain any “evergreen” provision which would automatically increase the number of shares reserved under the Plan without shareholder approval.

•
Minimum vesting requirements include: (i) time-vesting Options, SARs and Restricted Stock may not vest until at least three years after the grant date (except that (A) Awards which are not performance-based may vest proportionately in annual increments commencing one year after the grant date based on continued employment or service during such vesting period, (B) any Options or Restricted Stock awarded to non-employee directors as compensation for service to be rendered by them as directors may vest in full upon or immediately prior to the next annual meeting of the Company’s shareholders subject to their continued service as directors through such date, and (C) Other Stock-Based Awards limited to a total of no more than 5% of the total number of shares reserved under the 2020 Plan may have no or shorter vesting periods); and (ii) performance-based Awards may not vest until at least one year after the grant date and must have a performance period of at least 12 months and not more than five years.

•
Only shares under an Award that expires according to its terms, and shares that are forfeited, terminated, canceled or surrendered (in each case) without having been exercised or settled, or that can be paid only in cash, will be available again for future Awards under the 2020 Plan. If any shares of common stock or Options are tendered to or canceled by the Company to satisfy tax withholding obligations or to pay the exercise price of Options, such shares will not again become available for future Awards under the Plan.

•	Shareholder approval is required for any material amendment to the 2020 Plan including, without limitation, any increase in the total number of shares reserved for potential issuance under the Plan.

•
Except to the extent that the Company's full Board of Directors will administer the 2020 Plan with respect to any Awards granted to the Company's non-employee directors, the Board's Compensation Committee, composed solely of independent directors, will administer the 2020 Plan.

•
Vesting or exercisability of Awards will accelerate in connection with a change-in-control of the Company only if the Participant’s employment is involuntarily terminated within 24 months following the change-in-control or, if the change-in-control occurs in connection with an acquisition of the Company, the acquirer of the Company is unwilling to assume or issue substantially equivalent awards in substitution for outstanding Awards.

•
If the Company declares any ordinary cash dividends on its common stock during the vesting period for Awards, holders of Options, SARs and Restricted Stock Units will have no right to receive such dividends or any form of dividend equivalent rights, and holders of Restricted Stock Awards will have no right to receive such dividends until all performance and time-vesting requirements have been satisfied.

•
Prior to vesting, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent or, in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of a Participant, Awards are generally exercisable only by the Participant.

•	Awards will be forfeited if the Participant’s employment is terminated for cause, and Awards will be subject to the Company’s clawback policy as from time to time in effect.

•
Shares of common stock issued pursuant to Awards under the 2020 Plan will be subject to the stock ownership and retention guidelines adopted from time to time by the Company’s Board of Directors for the Company’s directors and officers

The 2010 Plan is the only plan now in effect under which equity incentives may be granted to the Company's employees, directors and consultants. As of April 15, 2020, the record date for the annual meeting, there were no Options or SARS outstanding under either the 2010 Plan or any other equity incentive plan, but there were outstanding (and therefore included within the total number of shares of common stock outstanding on the record date) an aggregate of 626,233 restricted shares which are subject to performance and/or time-vesting requirements and will be forfeited if such requirements are not satisfied. No Awards have been made, or are anticipated to be made, under the 2010 Plan between April 15 and May 10, 2020. Although no Awards can be granted under the 2010 Plan after that Plan expires on May 10, 2020, the restricted shares which are outstanding on the expiration date of the 2010 Plan will remain outstanding and subject to the existing requirements until they either vest or are forfeited in accordance with their respective terms.
Impact of 2020 Plan on Shareholder Dilution, Overhang, Burn Rate and Plan Duration
As of April 15, 2020, the record date for the annual meeting, there were, in addition to the 56,205,114 shares of common stock then outstanding no outstanding Options or SARs, but there were a total of 3,826,608 reserved shares of common stock available for future Awards under the 2010 Plan. No Awards have been made, or are now anticipated to be made, under the 2010 Plan during the period from April 15, 2020 to May 10, 2020. However, upon the expiration of the 2010 Plan on May 10, 2020, those reserved shares will no longer remain available for future Awards. If the 2020 Plan is approved by the shareholders, a total of 2,500,000 shares of common stock will be reserved for future Awards, and therefore that shareholder approval, when combined with the expiration on May 10, 2020 of the 2010 Plan, will result in a net decrease of 1,326,608 potentially dilutive shares which may be issued under the Company’s equity incentive plans.
As described in the previous paragraph, the 56,205,114 total shares of common stock outstanding on the record date included 626,233 unvested restricted shares which had been granted under the 2010 Plan. Although those shares remain subject to potential forfeiture if the performance and/or time-vesting requirements of those Awards are not satisfied, those restricted shares are included in the total number of outstanding shares on the record date because the holders of those restricted shares are entitled to vote them during the period prior to vesting or forfeiture. As also described above, there were on the record date, and there will be on May 10, 2020, no outstanding Options or SARs under the 2010 Plan or any other equity incentive plan. Accordingly, if the shareholders approve the 2020 Plan, the total “overhang” resulting from the Company’s equity incentive plans (after giving effect to the expiration on May 10, 2020 of the 2010 Plan) will be approximately 4.45% if only the shares reserved for potential issuance under the 2020 Plan are considered, and approximately 5.56% if, in addition to those newly reserved shares, the outstanding but unvested shares previously granted under the 2010 Plan are also considered.

In setting at 2,500,000 the total number of shares to be reserved for future Awards under the 2020 Plan, the Company’s Compensation Committee and full Board considered, in addition to the overhang described above, the following:

•
Since May 10, 2010, when the 2010 Plan was approved by the Company’s shareholders and that Plan became effective, through April 15, 2020, the Committee has granted, as more fully described below under “Equity Compensation Plan Information” for the three and 10 year periods ended December 31, 2019, Awards for a total (after giving effect to the two-for-one stock split of the Company’s common stock on July 26, 2011) of 3,475,617 shares, all of which consisted of either performance-based or time-vesting restricted shares because the Committee did not grant any Options, SARs or Restricted Stock Units during that 10-year period.

•
During the three years ended December 31, 2019, of the 1,276,550 Awards which the Committee granted under the 2010 Plan during that period 467,515 (36%) consisted of performance-based restricted shares which all were subject to fairly high performance requirements. Accordingly, only 303,785 of those 467,515 performance-based restricted shares either vested or continued to be eligible for vesting (subject to continued employment and, for performance-based restricted shares granted in 2019, satisfaction during 2020 of the performance requirements for those shares) upon completion of the respective two-year performance periods for those Awards, and 10,856 of those 191,424 shares for which the performance requirements were satisfied were subsequently forfeited because those continued employment requirements were not satisfied. The table below further describes the performance-based restricted shares which were outstanding and were granted, vested and/or forfeited during each of the three years ended December 31, 2019.

Performance-Based Awards	# of Shares
Non-Vested at Dec. 31, 2016	220,882
Granted	170,897
Vested [or Earned]	(53,096)
Forfeited	(148,554)
Non-Vested at Dec. 31, 2017	190,129
Granted	171,584
Vested [or Earned]	(21,416)
Forfeited	(126,807)
Non-Vested at Dec. 31, 2018	213,490
Granted	125,034
Vested [or Earned]	(105,583)
Forfeited	(28,388)
Non-Vested at Dec. 31, 2019	204,553

•
During the Company’s fiscal year ended December 31, 2019, the Company’s gross usage rate (or “burn rate”) was 0.54%, which we define as the total shares subject to Awards granted during that fiscal year (with performance-based Awards being calculated at the target, as opposed to the threshold level) divided by the total weighted average (basic) shares of common stock outstanding for the 2019 fiscal year. However, if the total number of shares subject to the Awards granted during that fiscal year (with performance-based Awards calculated at the target level) is reduced by the total number of shares which either failed to vest or were forfeited under outstanding Awards during that fiscal year, the net burn rate was 0.38%.

•
The Company’s average gross burn rate during the three fiscal years ended December 31, 2019, calculated as described above but using data applicable to each of those three fiscal years, was 0.74%. However, if the total number of shares subject to Awards granted during those three fiscal years (with performance-based Awards calculated at the target level) is reduced by the total number of shares of common stock which either failed to vest or were forfeited under outstanding Awards during those fiscal years, the average net burn rate was 0.44%.

•
Based on our current equity award practices, we now estimate that the 2,500,000 shares of common stock reserved for future Awards under the 2020 Plan will likely be sufficient for between approximately five to six years after shareholder approval of the Plan, assuming the Committee continues to grant Awards consistent with the Committee’s historical usage and current practices and that, for performance-based Awards, the performance goals are satisfied at the target level. However, that estimated “plan duration” would be significantly reduced if either or both (i) the Committee decides in the future to grant any Awards in the form of Options rather than Restricted Stock (because, in order to provide comparable value, Options would need to be issued for more shares than if such Awards consisted of Restricted Stock) or (ii) the Company makes any significant acquisitions which cause the number of the Company's employees, and therefore potential grantees of Awards under the 2020 Plan, to significantly increase. Although the Company does not currently have any significant potential acquisitions under consideration, the Company has in the past made several large acquisitions which have caused the total number of the Company's employees, and therefore potential grantees under the Company's equity incentive plans, to significantly increase.

•
In calculating the burn rates and the estimated plan duration of the 2020 Plan described above, no adjustment has been made based on an assumed “fungible ratio,” which would reduce the total number of shares of common stock reserved for future Awards under the 2020 Plan by a multiple of the shares subject to “full value” Awards consisting of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards, as opposed to shares subject to Options or SARs. As described above, the Committee did not grant any Options or SARs during the past ten years and does not now plan to do so in the foreseeable future. Accordingly, the 2020 Plan does not contain any “fungible ratio” provision. Instead, the Committee and the full Board have set the total number of shares reserved under the 2020 Plan based on the assumption that all (or substantially all) of the Awards to be granted under the 2020 Plan will consist of “full value” Awards of Restricted Stock and Restricted Stock Units. The Board believes that, if the 2020 Plan were to contain a “fungible ratio” provision, additional dilution might result because the total number of shares reserved under the 2020 Plan would need to be sufficient to accommodate the anticipated “full value” Awards but if any Options or SARs were granted instead, such grant would reduce the number of reserved shares by less than the number of reserved shares which are subject to “full value” Awards.

Based on the above information about potential plan costs and usage rates, the Compensation Committee and the full Board of the Company believe that the reservation of 2,500,000 shares of common stock for future Awards under the 2020 Plan is reasonable and appropriate at this time.
Summary of Principal Terms of the 2020 Plan
The following summarizes the principal terms of the 2020 Plan which the Company’s Board believes are of principal interest to the Company’s shareholders. This summary is qualified in its entirety by reference to the full text of the Plan (which includes the definition of certain capitalized terms used below), a copy of which is attached as Appendix A to this proxy statement.
Reserved Shares and Eligible Participants. The 2020 Plan provides that the Committee may grant Awards for up to 2,500,000 shares of common stock (subject to certain anti-dilution adjustments described below under "Certain Adjustments"). If any Awards expire or are terminated before exercise or are forfeited for any reason, the shares of common stock subject to such Awards, to the extent of such expiration, termination or forfeiture, will again become available for future Awards under the Plan. However, any shares of common stock subject to Awards which are tendered to or canceled by the Company to satisfy tax withholding obligations or to pay the exercise price of Options will not again become available for future Awards under the Plan.
In connection with an acquisition by the Company of another company, the Board may grant Awards (“Substitute Awards”) under the 2020 Plan in substitution for any then outstanding options or other stock or stock-based awards which were previously granted by such company or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances in order to cause the Substitute Awards to be comparable, from an economic standpoint, to the outstanding awards previously issued by the acquired company even if the Substitute Awards might not then comply with all requirements in the Plan for Awards issued under the Plan which are not Substitute Awards. Substitute Awards shall not count against the overall share limit described in the preceding paragraph. If, however, any Awards shall, other than in substitution for outstanding options or other stock or stock-based awards, be granted under the Plan for inducement, recruitment, retention or other purposes to any of the former employees, directors or consultants of the acquired company, the shares subject to such Awards shall count against the overall share limit and the Awards shall be subject to the same requirements as are applicable under the Plan for all Awards.
All employees, directors and consultants of the Company or any of its subsidiaries are eligible to participate in the Plan to the extent the Committee, in its discretion, shall grant Awards to them. However, the maximum number of common shares with respect to which Awards may be granted to any one Participant under the Plan shall be 250,000 per calendar year. As of

March 31, 2020, the Company and its subsidiaries had approximately 15,000 employees, nine non-employee directors, and approximately 250 consultants who will be potentially able to receive Awards under the 2020 Plan. As more fully described below under “Equity Compensation Plan Information,” during the three fiscal years ended December 31, 2019, the Committee granted Awards under the 2010 Plan to a total of 17 current or previous executive officers, eight current non-employee directors, 227 current or previous employees of the Company and its subsidiaries who were not executive officers or directors, and no consultants.
Types of Awards.  At the discretion of the Committee, Awards may be made in any of the following types:
Stock Options.  Stock Options (“Options”) entitle the Participant, following the satisfaction of the performance (if any) and time-vesting and other requirements specified therein, to purchase during the remaining duration of the Option up to the maximum number of shares of common stock covered by the Option at the exercise price specified therein. Under the 2020 Plan, Options may be either incentive stock options ("ISOs") which, as described below, qualify for special federal income tax treatment under Section 422 of the Code, or Options which do not qualify for special tax treatment ("Non-Qualified Stock Options"). In accordance with the applicable provisions of the Code, ISOs may be awarded only to employees of the Company and its subsidiaries, and the maximum number of shares with respect to which all ISOs may be granted over the term of the Plan to all Participants in the aggregate shall be limited to 1,250,000. However, Non-Qualified Stock Options may be granted, subject to the overall limit of 2,500,000 shares reserved for all Awards under the 2020 Plan, to any employees, directors and consultants of the Company and its subsidiaries.
In connection with each grant of an Option, the Committee shall determine whether such Option will be an ISO or a Non-Qualified Stock Option, the number of shares covered by the Option, the exercise price, the duration of the Option, the vesting criteria (which may or may not include performance in addition to time-vesting requirements) and any other conditions and limitations of the Option. However, the 2020 Plan provides that the exercise price of all Options shall not be less than 100% of the fair market value of the common stock on the respective dates of the Awards, provided that if the Committee approves the grant of an Option with an exercise price to be determined on a specified future date, the exercise price shall be not less than 100% of the fair market value on such future date. Furthermore, if the grantee of an ISO then owns more than 10% of the voting power of all classes of the Company's capital stock then outstanding, the exercise price shall be not less than 110% of the fair market value of the common stock on the date of the Award. Under the 2020 Plan, Options may be exercisable for not more than ten years after the respective dates the Options are awarded. The 2020 Plan permits the following forms of payment of the exercise price of Stock Options: (i) payment by cash, check or in connection with a "cashless exercise" through a broker, (ii) subject to certain conditions, surrender to the Company of shares of the Company's common stock (including, without limitation, through cancellation of a portion of the shares being acquired by the Participant through exercise of the Option), (iii) subject to certain conditions, delivery to the Company of a promissory note, (iv) any other lawful means as determined by the Company's Board of Directors, or (v) any combination of these forms of payment.
Stock Appreciation Rights.   A Stock Appreciation Right ("SAR") is an Award entitling the Participant, upon exercise, to receive an amount in cash or in shares of common stock or a combination thereof determined by reference to the amount of appreciation, from and after the date of the Award was granted, in the fair market value of a share of the Company's common stock. SARs may be granted independently of or in tandem with Options. For purposes of determining the number of SARs which may be granted consistent with the overall limitation that total Awards may be granted under the 2020 Plan with respect to only up to 2,500,000 shares of common stock (subject to certain anti-dilution adjustments as described below), a SAR granted in tandem with an Option shall be deemed to relate to the number of shares covered by the Option. Any SAR granted without a related Option shall be deemed to relate to the number of shares covered by such SAR, except that any such SAR which can be settled only in cash shall not be counted against the share limitation.
Restricted Stock.  An Award of Restricted Stock entitles the Participant to acquire shares of common stock subject to such conditions and restrictions as the Committee shall determine, which will normally include a right of the Company, during a specified period or periods, to require forfeiture (if such shares are issued for no consideration) or repurchase (if such shares are issued for a purchase price) of such shares upon the Participant's termination of employment or service. Subject to the provisions of the 2020 Plan, the Committee may also determine the performance (if any) requirements, the vesting period during which the shares may be forfeited to or repurchased by the Company, and the other terms and conditions of such Awards. The 2020 Plan contains a list of performance criteria (such as the level of or increase in the Company's revenues or earnings before interest, taxes, depreciation and amortization

("EBITDA")) from which the Committee may select in establishing the performance criteria for performance-based Awards. Shares of Restricted Stock may be issued for consideration equal to or less than the fair market value of the common stock on the date of the Award, or for no consideration. During the period between the award and the vesting or forfeiture of Restricted Stock, that Participant shall have all the rights of a shareholder with respect to the Restricted Stock including voting and dividend rights, except that (i) if the Company declares any ordinary cash dividends upon its common stock during the vesting period for Restricted Stock, the holders of such Restricted Stock will have no right to receive such dividends until all performance and time -vesting requirements have been satisfied and (ii) such Restricted Stock will be subject to any other terms and conditions contained in the Award.
Restricted Stock Units.   Restricted Stock Units entitle the Participant to receive shares of common stock to be delivered at the time such Awards vest pursuant to the terms and conditions established by the Committee at the time of the grant. As in the case of Restricted Stock Awards, such terms and conditions may include, at the Committee's discretion, performance in addition to time-vesting requirements. Unlike a grant of Restricted Stock, a grant of Restricted Stock Units does not entitle the Participant to the rights of a shareholder, such as voting and dividend rights, until such time as such Units have vested and the underlying shares of common stock have been duly transferred to the Participant on the books of the Company.
Other Stock-Based Awards.  Under the 2020 Plan, the Committee will also have the ability to grant Other Stock-Based Awards consisting of unrestricted shares of common stock, restricted shares which do not satisfy the vesting requirements for Restricted Stock, or other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of common stock but which are not Options, SARs, or Restricted Stock Units. Other Stock-Based Awards will generally be made under circumstances where the Committee determines they are in the Company's best interests in order to induce Participants to take certain actions (such as to accept employment or provide services or other benefits on terms advantageous to the Company) or where the Committee is satisfied the recipients of such Awards have already provided substantial services or other benefits to the Company and such Awards are granted as consideration therefor. However, in no event may Other Stock-Based Awards be awarded with respect to more than a total of 5% of the total shares of common stock reserved for issuance under the 2020 Plan to all Participants in the aggregate.
Granting of Awards.  Each Award may be made alone, in addition to, or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly. Awards may also be made effective as of a future date. Except as otherwise provided by the 2020 Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.
Minimum Vesting Requirements. Time-vesting Options, SARs and Restricted Stock may not vest until three years after the grant date (except that (i) Awards which are not performance-based may vest proportionately in annual increments commencing one year after the grant date based on continued employment or service during such vesting period, (ii) Options and Restricted Stock awarded to non-employee directors as compensation for service to be rendered by them as directors may vest in full upon or immediately prior to the next annual meeting of the Company’s shareholders subject to their continued service as directors through such date), and (iii) Other Stock-Based Awards limited to no more than 5% of the total number of shares reserved under the 2020 Plan may have either no or less vesting periods. Performance-based Awards may not vest until at least one year after the grant date and must have a performance period of at least 12 months and not more than five years. The vesting requirements set forth in an Award will not accelerate except upon death, disability or, upon such terms as shall be established by the Committee, retirement of the Participant or, as described below under “Certain Adjustments” and “Change-in-Control,” an acquisition of the Company by an Acquiror which is not willing to assume or issue substantially equivalent awards in substitution for outstanding Awards.
Outstanding Awards.  No Awards may be made under the 2020 Plan after the 10th anniversary of approval of the Plan by the Company’s shareholders, but outstanding Awards may extend beyond such date. Both treasury shares and authorized but unissued shares of common stock may be used to satisfy Awards under the Plan. Any cash proceeds received by the Company from transactions under the Plan will be used for the general purposes of the Company.
Prohibition of Repricing. Unless such action is approved by the Company’s shareholders: (i) no outstanding Option or SAR may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option or SAR (other than pursuant to the anti-dilution adjustments described below under “Certain Adjustments”), (ii) the Committee may not cancel any outstanding Option or SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares and having an exercise price per share lower than the then-current exercise price per share of the canceled Option or SAR, and (3) the Company will not purchase for cash any outstanding Option or SAR having an exercise price greater than the then fair market value of common stock.
Transferability of Awards.  Prior to vesting, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or in the case of an ISO, pursuant to a qualified domestic relations order. During the life of the Participant, Awards are generally exercisable only by the Participant.
Administration.  The Committee (which term, as described above, means the Company's full Board of Directors with respect to any Award granted to a non-employee director of the Company) will serve as the administrator of the 2020 Plan. In such capacity, the Committee will determine, from among the employees, directors and consultants eligible to receive Awards, those to whom Awards will be granted and the type and number of Awards to be granted to each of them. At its discretion, the Committee may delegate, particularly in connection with the hiring of new employees, to any one or more officers of the Company or any of its present or future subsidiaries the power to grant Awards (subject to the provisions of the Plan) and to exercise such other powers under the Plan as the Committee may determine, provided that (i) the Committee shall fix the maximum number of shares which may be subject to Awards to any Participant and the aggregate number of shares subject to all Awards that any such officer or officers may grant and (ii) no officer shall be authorized to grant Awards to any executive officer of the Company. In addition, subject to certain limitations, the Committee has authority to resolve any disputes arising under the terms of outstanding Awards.
Certain Adjustments.  If any stock splits, stock dividends, recapitalizations, spin-offs or other similar changes in capitalization affecting the Company's common stock shall become effective while the 2020 Plan is in effect (and subsequent to the Plan's expiration, with respect to outstanding Awards), the Committee shall make appropriate adjustments in connection with the 2020 Plan and any outstanding Awards to reflect such events.
The 2020 Plan also contains provisions addressing the consequences of any "Reorganization Event," which is defined as (i) any merger or consolidation of the Company with or into another entity as a result of which all of the Company's outstanding common stock is acquired or converted into or exchanged for the right to receive cash, securities or other property, or is canceled, (ii) any exchange of all of the Company's outstanding common stock for cash, securities or other property pursuant to a share exchange transaction, (iii) one person or entity (or more than one persons or entities acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a gross fair market value equal to or more than 50% of the total gross fair market value of the all of the assets of the Company immediately before such acquisition(s), or (iv) any liquidation or dissolution of the Company. In connection with a Reorganization Event, the Company's Board of Directors may take any one or more of the following actions (with certain adjustments depending on the type of outstanding Award) as to all or any outstanding Awards on such terms as the Board determines: (i) provide that Awards, with the consent of the acquiring or succeeding entity or an affiliate thereof (the “Acquiror”) but without requiring the consent of any Participant, will be assumed, or substantially equivalent Awards will be substituted, by the Acquiror, (ii) upon written notice to a Participant, provide that all unexercised Options or SARs will, subject to the provisions described below relating to a “Change-in-Control,” become exercisable in full (with performance-based Awards at the target level) and terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice, (iii) in the event of a Reorganization Event under the terms of which holders of the Company's common stock will receive upon consummation thereof a cash payment ("Acquisition Price") for each share surrendered in the Reorganization Event, make or provide for a cash payment to an Award holder equal to the excess of (A) the Acquisition Price times the number of shares of common stock subject to the holder's Award (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of the holder's outstanding Award, in exchange for the termination of such Award, and if there is no such excess that such outstanding Award shall be terminated without any cash payment being made to the Participant, (iv) provide that, in connection with a liquidation or dissolution of the Company, Awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price , if any, thereof and any applicable tax withholdings) and if there is no such excess that such outstanding Awards shall be terminated without any liquidation proceeds being distributed to the Participant, or (v) any combination of the foregoing.
Change-in-Control. Under the 2020 Plan, a “Change-in-Control” of the Company is defined as any of the following:

(i)
any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under that Act) of more than 35% of the combined voting power of the then-outstanding stock of the Company having the right to vote for the election or removal of directors or succeeds in having nominees as directors elected in an “election contest” within the meaning of Rule 14a-12(c) under that Act and, within 18 months thereafter, individuals who were members of the Board of the Company immediately prior to either such event cease to constitute a majority of the members of the Board of the Company;

(ii)	a majority of the Board ceases to be composed of “Incumbent Directors” (as defined in the 2020 Plan); or

(iii)
a Reorganization Event becomes effective unless, in any such case, (x) no Person (other than the Company, any entity resulting from such Reorganization Event or any employee benefit plan (or related trust) sponsored or maintained by the Company, any subsidiary or the entity resulting from such Reorganization Event) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding shares of stock having the right to vote for election or removal of directors of the entity resulting from such Reorganization Event and (y) at least one-half of the members of the board of directors (or equivalent body) of the entity resulting from such Reorganization Event were Incumbent Directors at the time of the execution of the initial agreement providing for such Reorganization Event.

If a Change-in-Control occurs in connection with a Reorganization Event, the Acquiror may, without requiring the consent of any Participant, but with certain adjustments depending on the type of outstanding Award, either assume the Company’s rights and obligations under outstanding Awards or substitute for outstanding Awards substantially equivalent awards covering the Acquiror’s stock.  However, all such Awards assumed or substituted for by the Acquiror in connection with a Change-in-Control will become fully vested and exercisable if the Participant’s employment is terminated at any time during the 24-months period following the Change-in-Control either (i) by the Acquiror without “Cause” (as defined below) or (ii) by the Participant for “Good Reason” (as defined in the 2020 Plan).
Any Option or SAR granted one year or more prior to the Change-in-Control that is neither assumed nor substituted for by the Acquiror in connection with any such Change-in-Control shall, contingent on the Change-in-Control becoming effective, become fully vested and exercisable immediately prior to the Change-in-Control. Any Option or SAR granted less than one year prior to the Change-in-Control that is neither assumed nor substituted for by the Acquiror in connection with the Change-in-Control shall, to the extent not previously vested and exercisable, immediately prior to the Change-in-Control become vested and exercisable as to the number of shares subject to such Option or SAR equal to (i) the number of shares originally subject to such Option or SAR, multiplied by (ii) the number of whole months between the grant date of the Award and the Change-in-Control, divided by (iii) the number of months between the grant date of the Award and the date on which all shares originally subject to such Option or SAR would have been fully vested and exercisable; and such Option or SAR shall terminate with respect to all remaining shares subject to such Option or SAR. For purposes of determining the number of shares which shall become fully vested and exercisable under any Award which is a Performance Award and which is neither assumed nor substituted for by the Acquiror in connection with any such Change-in-Control, the target (as opposed to the threshold or maximum) level of achievement shall be deemed to apply.
Forfeiture for Cause. The 2020 Plan defines “Cause” to mean a Participant’s (i) material breach of the Participant’s fiduciary duty to the Company or an act of fraud, dishonesty or theft upon the Company; (ii) conviction (or entry of a plea bargain admitting criminal guilt) of any felony or misdemeanor involving moral turpitude or a willful violation of any material law, rule or regulation relating to the business of the Company or any of its affiliates; or (iii) any material breach of the Participant’s non-competition or non-disclosure obligations to the Company. For this purpose, the Committee shall determine in such body’s sole discretion whether the Participant has engaged in conduct that constitutes Cause.
If the Committee determines that a Participant has engaged in conduct which constitutes Cause:

i.
any outstanding Option shall immediately and automatically terminate, be forfeited and cease to be exercisable. In addition, any shares of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards as to which the restrictions have not lapsed shall immediately and automatically be forfeited, and all of the rights of the Participant to such shares or share equivalents shall immediately terminate;

ii.
the lapse of restrictions on or vesting of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards that have vested or upon which the restrictions have lapsed within the 36-month period immediately prior to the date it is determined that the Participant engaged in conduct constituting Cause (the “Determination Date”) shall be rescinded and all outstanding Awards shall be canceled;

iii.	the Committee may, to the extent permitted by applicable law, rescind any Awards made to the Participant within the 36-month period immediately prior to the Determination Date; and

iv.
the Committee may, to the extent permitted by applicable law, recover any gains realized from the sale of vested shares or the sale or other disposition of any shares issued or issuable upon the exercise of an Option, in the case of any such sale or other disposition during the 36-month period immediately prior to the Determination Date.

Clawback. The Committee shall have full authority to implement any policies and procedures necessary to comply with the “clawback” requirements of the Dodd-Frank Act and any rules promulgated thereunder, and all Awards made pursuant to the Plan shall be subject to the clawback policies of the Company adopted from time to time by the Board.  Without limiting the foregoing, the Committee may, with respect to any Award granted under the Plan, in the event of a financial restatement that reduces the amount of previously awarded incentive compensation that would not have been received had the Company’s financial results been properly reported, cancel the vesting of outstanding Awards and the Company may recapture realized value and gains derived from Awards to the extent such vesting or gains were derived from such misstated financial results.
Stock Ownership and Retention Guidelines. Shares of common stock issued pursuant to Awards under the 2020 Plan will be subject to the stock ownership and retention guidelines adopted from time to time by the Company’s Board for the Company’s directors and officers.
Provisions for Foreign Participants.  The Committee may modify the form of Awards granted to participants who are foreign nationals or employed outside the United States or establish additional terms and procedures under the 2020 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
Effective Date. If the Company's shareholders approve the 2020 Plan, it will then become effective and remain in effect until its expiration on the 10th anniversary of the approval date, unless earlier terminated by the Company's Board. If the Company's shareholders do not approve the 2020 Plan, the Plan will not go into effect and the Committee will not grant any Awards under the 2020 Plan. In such event, the Company's Board will consider whether to adopt alternative arrangements based on its assessment of the Company's needs.
Amendment and Termination.  The Company's Board may amend, suspend, or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require shareholder approval under the rules of the NYSE may be made effective unless and until such amendment shall have been approved by the Company’s shareholders, and (ii) if the NYSE amends its corporate governance rules so that such rules no longer require shareholder approval of “material amendments” to equity compensation plans, then, from and after the effective date of such amendment to the NYSE rules, no amendment to the Plan (A) increasing the number of shares authorized under the Plan (other than pursuant to the adjustments described above in such number of shares), (B) expanding the types of Awards that may be granted under the Plan, (C) materially expanding the class of Participants eligible to participate in the Plan, (D) decreasing the exercise price per share at which Options or SARs may be awarded or allowing repricing of outstanding Options or SARs, (E) removing the Committee as the administrator of the Plan, or (F) amending the section of the Plan governing amendments in a manner which would defeat its purpose, shall be effective unless shareholder approval is obtained.
Certain Tax Information
Incentive Stock Options.  For federal income tax purposes, no taxable income results to the optionee upon the grant of an ISO, or upon the issuance of shares to the optionee upon the exercise of the ISO, and no deduction is allowed to the Company upon either the grant or the exercise of the ISO. Rather, if shares acquired upon the exercise of an ISO are not disposed of either within the two-year period following the date the option is granted or within the one-year period following the date the shares are transferred to the optionee pursuant to exercise of the ISO, the difference between the amount realized on any disposition thereafter and the option price will be treated as long-term capital gain or loss to the optionee. If a disposition occurs before the expiration of the requisite holding period, then the optionee will generally recognize ordinary compensation income in the amount of the fair market value of the shares at the time of exercise of the ISO, less the exercise price; however, the amount includible in the employee's compensation income (and the amount deductible by the Company as compensation expense) cannot exceed the employee's actual gain on disposition. Any excess of the amount realized by the optionee on disposition over the fair market value of the shares at the time of exercise will generally be treated as capital gain. The 2020 Plan requires each employee granted an ISO under the Plan to notify the Committee in the event that the optionee disposes of common stock acquired upon exercise of an ISO either within the two-year period following the date the ISO was granted or within the one-year period following the date the optionee receives common stock upon the exercise of an ISO. If an optionee is required to recognize ordinary income as a result of a disqualifying disposition of shares acquired upon exercise of an ISO, the Company will be entitled (subject to certain limitations on employee remuneration in excess of $1 million under Section 162(m) of the Code as described below) to a corresponding deduction from its taxable income provided the Company complies with certain reporting requirements. Any such increase in the taxable income of the optionee or deduction from the taxable income of the Company attributable to such disposition is treated as an increase in taxable income or a deduction from taxable income in the taxable year in which the disposition occurs.
"Alternative minimum taxable income" in excess of a taxpayer's exemption amount is subject to the alternative minimum tax, which is currently imposed at a rate of 26% to 28% on individuals and is payable to the extent it exceeds the regular income tax. The excess of the fair market value on the date of exercise over the option price of shares acquired on exercise of ISOs generally constitutes an item of alternative minimum taxable income for the purpose of the alternative minimum tax. The optionee's basis for the shares acquired for regular income tax purposes will not be increased by the amount of alternative minimum taxable income recognized on exercise, but the optionee may be able to recover the amount of his or her alternative minimum tax liability through the alternative minimum tax credit against future gain from sale of the stock.
If the aggregate fair market value (determined at the time ISO is granted) of the shares of common stock covered by ISOs granted to an individual optionee which become exercisable for the first time in a calendar year exceeds $100,000, the amount of the excess will not be treated as shares acquired through exercise of an ISO.
Non-Qualified Stock Options.  For federal income tax purposes, a person who is granted a Non-Qualified Stock Option will not realize taxable income at the date of grant; however, an optionee who thereafter exercises such an option will be deemed to have received compensation income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. The optionee's basis for such shares will be increased from the option price by the amount which is deemed compensation income. For the year in which a Non-Qualified Stock Option is exercised, the Company will be entitled (subject to certain potential limitations under Section 162(m) of the Code as described below) to a deduction in the same amount as the optionee is required to include in his or her income provided the Company withholds and deducts as required by law. When the optionee disposes of such shares, he or she will recognize either long-term or short-term capital gain or loss based upon the holding period between the respective dates of exercise and sale.
If a non-qualified option is exercised by tendering previously owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following generally will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; and the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income; and the holding period in such excess shares will begin on the date of exercise.
Restricted Stock.  A recipient of Restricted Stock generally will be subject to tax at ordinary income rates at the time the common stock is no longer subject to a substantial risk of forfeiture (i.e., at vesting) in the amount by which the fair market value of the common stock at the time of vesting exceeds the amount (if any) paid for such stock. If Restricted Stock is forfeited before vesting, the Participant generally will not recognize gain or loss except for a capital loss equal to the amount (if any) initially paid by the Participant for the Restricted Stock.
Notwithstanding the foregoing, a recipient of Restricted Stock who makes an election under Section 83(b) of the Code within 30 days of the date of grant of the Restricted Stock will generally recognize ordinary income on the date of grant, in an amount equal to the fair market value of the shares of Restricted Stock at the time (measured as if the shares were unrestricted and could be sold immediately), minus the amount (if any) paid for such stock. In that case, subsequent increases or decreases in the value of the shares will not be taxed as compensation but generally will be recognized as capital gain or loss at such time as the Participant sells or otherwise disposes of such shares. If the Section 83(b) election has been made, no taxable income will normally be realized at the time of vesting (when the shares subject to such election are no longer subject to a substantial risk of forfeiture). If the shares subject to such election are forfeited before vesting, the recipient will generally be entitled to claim a capital loss equal to the amount of income (if any) that was initially recognized at the time of the Section 83(b) election, plus the amount (if any) actually paid for such Restricted Stock, minus the amount (if any) received by the Participant upon forfeiture.

Upon sale of the shares after vesting, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires (or upon earlier grant of the Restricted Stock, if the recipient elected immediate realization of income under Section 83(b) of the Code).
For the year in which any ordinary income is realized by a recipient of Restricted Stock, the Company will be entitled (subject to certain potential limitations in Section 162(m) of the Code as described below) to a deduction in the same amount as the recipient is required to include in his or her income, provided the Company withholds and deducts as required by law.
Restricted Stock Units.  A Participant will not recognize income upon the grant of a Restricted Stock Unit, and a Participant is not permitted to make a Section 83(b) election with respect to a Restricted Stock Unit. When a Restricted Stock Unit vests, the Participant will recognize income on the vesting date in an amount equal to the then fair market value of the common stock underlying the Award on the vesting date less the purchase price, if any, provided for in the Award. When the Participant subsequently sells the shares of common stock which were received upon the vesting of a Restricted Stock Unit, the Participant will recognize capital gain or loss equal to the sales proceeds less the value of such shares of common stock on the vesting date. Any capital gain or loss will be long-term if the Participant holds the stock for more than one year from the vesting date and otherwise will be short-term.
Stock Appreciation Rights.  A Participant will not realize taxable income upon the grant of a Stock Appreciation Right. A Participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any common stock received. Upon the sale of the stock, the Participant will recognize capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the Participant holds the stock for more than one year from the exercise date and otherwise will be short-term.
Other Stock-Based Awards.  The tax consequences associated with any Other Stock-Based Award granted under the 2020 Plan will vary depending on the specific terms of each such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the Participant under the Award, and the Participant's holding period and tax basis for the Award and the underlying common stock.
Section 162(m) Limitation.  Section 162(m) of the Code generally disallows a public company's tax deduction in any tax year for compensation in excess of $1.0 million paid to certain "covered employees." Following the enactment of the Tax Cuts and Jobs Act on December 22, 2017, beginning with the 2018 calendar year, this $1.0 million annual deduction limitation applies to all compensation paid to any individual who is the chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year. There is no longer any exception to this limitation for qualified “performance-based” compensation (as there was for periods prior to 2018). Therefore, compensation deductions for any covered employee will be generally subject to a $1.0 million annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by the Compensation Committee, the Committee believes that the lost deduction on compensation (including as a result of Awards which will be made under the 2020 Plan as described above) in excess of the $1 million limitation for the covered employees is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Committee will continue to retain the discretion to pay compensation (including as a result of Awards which will be made under the 2020 Plan as described above) that is not deductible.
Section 409A Limitation. Section 409A of the Code requires that “deferred compensation” paid by a company to its current or former employees either comply with certain deferral election, payment timing, and other rules or be subject to a 20% additional income tax and interest at a premium rate imposed on the person who is to receive the deferred compensation. The Company believes that if the adverse tax consequences of Section 409A became applicable to the Company’s compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees. The Company intends that its compensation arrangements (including as a result of Awards which will be granted under the 2020 Plan as described above) be compliant with or exempt from Section 409A so that its employees will not be subject to additional income taxes imposed by that Section. The 2020 Plan therefore provides that (unless the Committee, at the line of grant specifically provides that an Award is not intended to comply with Section 409A), the Plan and the Awards thereunder to be administered in a manner consistent with Section 409A.
Tax Consequences to the Company.  Except to the extent that the Company will be entitled to a deduction when a Participant recognizes compensation income, it is anticipated that the creation and operation of the 2020 Plan will not have federal income tax consequences to the Company. As described above, any such deduction will be subject to the limitations of

Section 162(m) of the Code. Furthermore, Section 409A of the Code might limit the characteristics or timing of payment of certain Awards and may require the Company to report to IRS that certain income has been realized by Participants, even in the absence of a current cash payment. However, as described above, unless the Committee, at the time of grant, specifically provides that an Award is not intended to comply with Section 409A, the Plan is designed and intended to be administered so as to comply with Section 409A.
Other Tax Consequences.  The foregoing is a general summary only of the principal federal income tax aspects of Awards granted under the 2020 Plan, and tax consequences may vary depending on the particular circumstances associated with any Award. In addition, the relevant provisions of the Code and the Regulations thereunder and administrative and judicial interpretations are subject to change. Furthermore, no information is given with respect to foreign, state or local taxes that may be applicable in the case of any Award in addition to, or in lieu of, U.S. federal income taxes.
Equity Incentive Plan Information
The Company cannot now predict the total number of Awards which the Committee will grant in the future under the 2020 Plan or the Participants who will receive those Awards. No Options or SARs have been granted under the 2010 Plan, and all Awards which have been granted under the 2010 Plan have been in the form of (i) performance-based or time-vesting Restricted Stock and (ii) a small number of restricted shares which did not satisfy all of the vesting requirements for Restricted Stock but which did qualify as Other Stock-Based Awards. From the effective date of the 2010 Plan on May 10, 2010, through March 31, 2020, the Committee granted under the 2010 Plan (i) restricted shares (including both performance-based and time-vesting shares), of which an aggregate of 2,150,642 shares had vested by March 31, 2020 or then remained outstanding but unvested (after giving effect to the two-for-one stock split of the Company’s common stock on July 26, 2011), (ii) an aggregate of 1,302,225 restricted shares which had not vested or had been forfeited because the applicable performance and/or continued employment requirements were not satisfied. During that period, no non-restricted shares were issued under the 2010 Plan.
The following table shows all of the performance-based and time-vesting restricted shares (after giving effect to the two-for-one stock split of the Company’s common stock on July 26, 2011) which had been granted under the 2010 Plan (i) from the effective date of the 2010 Plan on May 10, 2010 through December 31, 2019, and (ii) during the three fiscal years ended December 31, 2019, to each of the Named Executive Officers listed in the "Summary Compensation Table" earlier in this proxy statement and to the other groups specified in the table. See "Compensation Discussion and Analysis" and the related “Executive Compensation” tables earlier in this proxy statement for additional information about those restricted shares which were either (i) granted to the Named Executive Officers during each of the three fiscal years ended December 31, 2019 or (ii) held by the Named Executive Officers as of December 31, 2019.

	From May 10, 2010 to December 31, 2019			Three Years Ended December 31, 2019
Name and Principal Position	No. of Performance-Based Restricted Shares	No. of Time-Vesting Restricted Shares	No. of Non-Restricted Shares	No. of Performance-Based Restricted Shares	No. of Time-Vesting Restricted Shares	No. of Non-Restricted Shares
Alan S. McKim Chairman of the Board and Chief Executive Officer	109,905	15,000	—	64,696	15,000	—
Michael L. Battles Executive Vice President and Chief Financial Officer	24,442	68,810	—	16,401	38,464	—
Eric W. Gerstenberg Chief Operating Officer	58,410	151,395	—	22,055	52,055	—
Robert Speights Executive Vice President - Chief Sales Officer	2,357	13,768	—	2,357	13,768	—
Brian P. Weber Executive Vice President - Corporate Planning and Development	36,218	60,356	—	15,573	27,899	—
All other current or previous executive officers as a group (20 and 11 persons for the ten and three year periods ended December 31, 2019, respectively.)	204,856	408,698	—	70,531	132,063	—
All current or previous non-employee directors as a group (nine and eight persons for the ten and three year periods ended December 31, 2019, respectively.)	—	130,349	—	—	51,104	—
All current or previous employees who were not executive officers or directors as a group (455 and 228 for the ten and three year periods ended December 31, 2019, respectively.)	798,583	1,360,404	—	275,902	478,682	—
Totals	1,234,771	2,208,780	—	467,515	809,035	—

Approval of the 2020 Stock Incentive Plan as described above and in the copy of the Plan attached as Appendix A to this proxy statement will require the affirmative vote of a majority of the shares of common stock cast on such proposal at the meeting. Unless otherwise specified therein, shares represented by the enclosed proxy will be voted at the meeting in favor of such approval. The Board of Directors recommends that shareholders vote "FOR" such approval.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 4 on Proxy Form)

Selection of the Company's Independent Registered Public Accountant

Under applicable law and the procedures adopted by the Company's Board of Directors, the Audit Committee of the Company's Board of Directors (the "Audit Committee") is responsible for appointment, compensation and oversight of the Company's independent registered public accounting firm for each fiscal year. The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as the Company's independent registered public accounting firm for the year ending December 31, 2020. Deloitte has previously served as the Company's independent registered public accounting firm commencing with the year ended December 31, 2005. In deciding to engage Deloitte, the Audit Committee reviewed auditor independence issues, qualifications, past experience and the existing commercial relationships with Deloitte. The Committee decided that Deloitte has no commercial relationship with the Company that would impair its independence. The Committee believes selection of Deloitte is in best interest of the Company and its shareholders. Representatives of Deloitte are expected to be present at the annual meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.

The Audit Committee Chair is directly involved in selecting the lead engagement partner to ensure that the lead engagement partner is appropriately qualified to lead the Clean Harbors audit. Throughout the year, the Audit Committee Chair meets one on one with the lead engagement partner to promote a candid and thorough dialogue. The Audit Committee also meets with the lead engagement partner in executive sessions of certain Audit Committee meetings to discuss the audit and any other relevant matters. During the two most recent fiscal years of the Company ended December 31, 2019 and 2018, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of the SEC’s Regulation S-K.

Although shareholder ratification of the Audit Committee's selection of the independent registered public accounting firm is not required by law or the procedures adopted by the Company's Board of Directors, the Committee's selection of Deloitte as the Company's independent registered public accounting firm for 2020 is being submitted for ratification by the shareholders at the annual meeting because the Company's Board of Directors has determined that such ratification is a matter of good corporate governance practice. If this proposal is not approved at the annual meeting, the Audit Committee may reconsider its selection of Deloitte. Even if the selection of Deloitte is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Audit and Related Fees

The Company retained Deloitte to audit the Company's consolidated financial statements and provide certain other services for the two years ended December 31, 2019 and 2018. The aggregate fees and expenses billed for 2019 and 2018 for these services were as described in the following table:

	For the Year
	2019	2018
Audit Fees	$2,490,012	$2,656,172
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,895	1,895
	$2,491,907	$2,658,067

Audit Fees ($2.5 million for 2019 and $2.7 million for 2018) include fees and expenses for services rendered in connection with the audits of the Company's consolidated annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements included in the Company's Quarterly Reports on Form 10-Q, and services that are normally provided by independent auditors for those fiscal years.
Audit-Related Fees ($0 for each of 2019 and 2018) would include fees and expenses for assurance and related services that would be reasonably related to the performance of the audit or review of the Company's financial statements for the period and would not be reported above under “Audit Fees.”

Tax Fees ($0 for each of 2019 and 2018) would include fees and expenses for tax planning, U.S. and foreign tax compliance, and other general consultation and advice for which the Company paid $0 for 2019 and 2018.
All Other Fees ($1.9 thousand for each of 2019 and 2018) include fees and expenses for services which do not fall within the categories described above. In 2019 and 2018, the fees disclosed under this category included a subscription to Deloitte's Accounting and Research Tool.
The Audit Committee of the Board of Directors follows procedures designed to ensure that all audit and permitted non-audit services provided by the Company's independent registered public accounting firm are pre-approved by the Audit Committee. All of the services described above for 2019 and 2018 were pre-approved by the Audit Committee. The Audit Committee has discussed these matters with the Company's independent registered public accounting firm. The Audit Committee also monitors the Company's compliance with restrictions put in place to continue to ensure that the services provided by the Company's independent registered public accounting firm are consistent with the maintenance of that firm's independence in the conduct of its auditing functions.
Audit Committee Report
The Audit Committee of the Board of Directors (the “Committee”) is now comprised of the four directors named below. The Company's Board of Directors has determined that each member of the Committee is an independent director (as independence is defined in the listing standards of the New York Stock Exchange applicable to membership on audit committees). In addition, the Company's Board of Directors has determined, based upon their education and experience, that each of Andrea Robertson and Thomas J. Shields is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of that charter, as most recently revised by the Board of Directors on December 13, 2018, is available on the Company's website at www.cleanharbors.com.
The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the Company's audited financial statements in accordance with generally accepted accounting principles and on the Company's internal controls over financial reporting based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP for 2019 and 2018, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and Rule 2-07 of Regulation S-X of the SEC - “Communication with Audit Committees.” Deloitte & Touche LLP has also provided to the Committee their letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Committee discussed with Deloitte & Touche LLP the firm's independence. The Committee also considered whether the provision by Deloitte & Touche LLP of non-audit related services, which for 2019 and 2018 there were none, is compatible with the independence standard.
Based on the considerations referred to above, the Committee recommended to the Board of Directors that the financial statements audited by Deloitte & Touche LLP for 2019 and 2018 be included in the Company's Annual Report on Form 10-K for 2019, and the Committee has appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2020. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

Andrea Robertson, Chair
Thomas J. Shields
Lauren C. States
John R. Welch
Robert J. Willett

Ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such ratification. The Board recommends that shareholders vote “FOR” such ratification.

SHAREHOLDER PROPOSALS
Proposals which qualified shareholders intend to present at the 2021 Annual Meeting and request be included in the Company’s proxy statement for that meeting in accordance with Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be delivered to the Company prior to the close of business on December 26, 2020. Any such proposal must be delivered to the Company’s Secretary at Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. Shareholders are referred to Rule 14a-8 for a description of the relevant requirements for proposal submission.
Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2021 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide advance written notice. Such notice must be delivered to the Company’s Secretary at the address described above (i) in the case of director nominations, not less than 60 days nor more than 90 days prior to the date of the 2021 Annual Meeting (which the Company will announce early in 2021) and (ii) in the case of other proposed business, no later than January 6, 2021. The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the Company's Amended and Restated By-Laws as now in effect is available over the Internet at the SEC's website at http://www.sec.gov as Exhibit 3.4D to the Company's Report on Form 8-K filed on December 22, 2014, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
OTHER INFORMATION

Copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedule, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the Company's website (www.cleanharbors.com) as soon as reasonably practicable after the Company electronically files the material with or furnishes it to the SEC. The Company's filings are also available on the website maintained by the SEC at www.sec.gov. The Company's Corporate Governance Guidelines, the charters of the Committees of the Board, and Code of Conduct, which applies to all of the Company's directors, employees and officers, including the Chief Executive Officer and Chief Financial Officer, are also available on the Company's website. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to shareholders who request them in writing from Clean Harbors, Inc., 42 Longwater Drive, Norwell, Massachusetts 02061-9149, Attention: Executive Office. Information on the Company's website or connected to it is not incorporated by reference into this proxy statement.

OTHER MATTERS

Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

By Order of the Board of Directors,

C. Michael Malm, Secretary
April 24, 2020

THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE, PROXY CARD OR VOTING INSTRUCTIONS WHICH YOU RECEIVED.

Appendix A

CLEAN HARBORS, INC.
2020 STOCK INCENTIVE PLAN
TABLE OF CONTENTS

1. PURPOSE	A-3
2. DEFINED TERMS	A-3
3. ELIGIBILITY	A-3
4. ADMINISTRATION AND DELEGATION	A-3
(a) Administration	A-3
(b) Awards to Non-Employee Directors	A-3
(c) Delegation to Officers	A-3
5. STOCK AVAILABLE FOR AWARDS	A-4
(a) Numbers of Shares; Share Counting	A-4
(b) Sub-limits	A-4
(c) Substitute Awards	A-4
6. STOCK OPTIONS	A-5
(a) General	A-5
(b) Incentive Stock Options	A-5
(c) Exercise Price	A-5
(d) Minimum Vesting Requirements	A-5
(e) Duration of Options	A-5
(f) Exercise of Option	A-6
(g) Payment Upon Exercise	A-6
(h) Prohibition of Repricing	A-6
(i) No Reload Options	A-6
(j) No Dividend Rights	A-6
7. STOCK APPRECIATION RIGHTS	A-6
(a) General	A-6
(b) Grants	A-6
(c) Exercise Price	A-7
(d) Duration of SARs	A-7
(e) Exercise SARs	A-7
(f) Prohibition of Repricing	A-7
(g) No Dividend Right	A-7
8. RESTRICTED STOCK; RESTRICTED STOCK UNITS	A-7
(a) General	A-7
(b) Terms and Conditions	A-8
(c) Additional Provisions Relating to Restricted Stock	A-8
(d) Additional Provisions Relating to Restricted Stock Units	A-8
(e) Minimum Vesting Requirements	A-8
9. OTHER STOCK-BASED AWARDS	A-8
10. ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS	A-9
(a) Changes in Capitalization	A-9
(b) Reorganization Events	A-9
(c) Change-in-Control	A-10

11. GENERAL PROVISIONS APPLICABLE TO AWARDS	A-12
(a) Transferability of Awards	A-12
(b) Documentation	A-12
(c) Committee Discretion	A-12
(d) Termination of Status; Acceleration of Vesting	A-12
(e) Withholding	A-12
(f) Amendment of Award	A-12
(g) Conditions on Delivery of Stock	A-13
(h) Performance Awards	A-13
(i) Forfeiture for Clause	A-14
(j) Dodd-Frank Clawback	A-14
(k) Stock Ownership and Retention Guidelines	A-15
12. MISCELLANEOUS	A-15
(a) No Right To Employment or Other Status	A-15
(b) No Rights As Stockholder	A-15
(c) No Fractional Shares	A-15
(d) Effective Date and Term of Plan	A-15
(e) Amendment of the Plan	A-15
(f) Provisions for Foreign Participants	A-15
(g) Compliance with Code Section 409A	A-15
(h) Expenses	A-16
(i) Severability	A-16
(j) Governing Law	A-16

CLEAN HARBORS, INC.
2020 STOCK INCENTIVE PLAN

1.	Purpose
The purpose of this 2020 Stock Incentive Plan (the “Plan”) of Clean Harbors, Inc., a Massachusetts corporation (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future “parent” and “subsidiary” corporations, as those terms are defined, respectively, in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Company’s Board of Directors (the “Board”).

2.	Defined Terms
Certain terms used throughout the Plan shall have the respective meanings set forth in the Sections of the Plan referenced in the Glossary of Defined Terms attached hereto.

3.	Eligibility
Subject to the provisions of the Plan, all of the Company’s employees, directors and consultants are potentially eligible to receive stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant.”

4.	Administration and Delegation
(a)Administration. Except to the extent that the provisions of the Plan specifically reserve authority to the Board (including, without limitation, as described in Section 4(b) with respect to Awards made to any director of the Company who is not an employee of the Company (a “Non-Employee Director”) or the Committee shall delegate to one or more of the Company’s officers power to grant certain Awards as described in Section 4(c), the Plan will be administered by the Compensation Committee of the Board (the “Committee”). The Committee may be a committee or subcommittee of the Board. The Committee shall consist solely of two or more Non-Employee Directors all of whom are “outside directors” as that term is defined in Treas. Reg. §1.162-27(c)(3), and all of whom are “independent” as that term is defined under the rules of the New York Stock Exchange or such other stock exchange upon which the Common Stock may then be primarily listed for trading (the “Applicable Exchange”). The Committee shall, subject to the provisions of the Plan, have authority to grant Awards, to set the conditions for vesting and payment of such Awards and determine whether such conditions at any time have been fulfilled, to approve the forms of Award agreements to be entered into with respect to individual Awards, to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan and the Awards as the Committee shall deem advisable, and to construe and interpret the terms of the Plan and the Award agreements. The Committee may also correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Committee shall be made in the Committee’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or officer acting pursuant to the authority of the Board or the Committee shall be liable for any action or determination relating to or under the Plan made in good faith.
(b)Awards to Non-Employee Directors. Subject to the provisions of the Plan, the Board shall have authority to grant Awards (other than Incentive Stock Options and Performance Awards) to Non-Employee Directors of the Company. In connection with any such Awards, the provisions of the Plan with respect to the general authority of the Committee in connection with the granting and administration of Awards shall be applicable to the Board.
(c)Delegation to Officers. To the extent permitted by applicable law, the Committee may delegate, particularly in connection with the hiring of new employees, to any one or more officers of the Company or any of its present or future subsidiaries the power to grant Awards (subject to the provisions of the Plan) and to exercise such other powers under the Plan as the Committee may determine, provided that (i) the Committee shall fix the maximum number of shares which may be subject to Awards to any Participant and the aggregate number of shares subject to all Awards that any such officer or officers may grant; and (ii) no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by

Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act), or any “covered employee” (as defined in Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder).

5.	Stock Available for Awards
(a)Number of Shares; Share Counting.
(i)Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan for up to 2,500,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”). Each share of Common Stock, as it may hereafter be adjusted under Section 10, is hereafter referred to as a “Share.” Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
(ii)Share Counting. For purposes of counting the number of Shares available for Awards under the Plan as provided in Section 5(a)(1) and under the sub-limits provided in Section 5(b), (i) all Shares covered both by an Option and a Tandem SAR shall be treated as subject to only one Award, (ii) all Shares covered by an Independent SAR shall be counted against the number of Shares available for the grant of Awards; provided, however, that Independent SARs that may be settled only in cash shall not be so counted; (iii) if any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or Shares potentially issuable thereunder are forfeited or repurchased by the Company at original issue price (if any) in whole or in part or (B) results in any Shares not being issued (including as a result of an Independent SAR that was settleable either in cash or in Shares actually being settled in cash), the unused Shares covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code; and provided further, in the case of Independent SARs, that the full number of Shares subject to any stock-settled SAR shall be counted against the Shares available under the Plan and against the sub-limits listed in clause (ii) above regardless of the number of Shares actually used to settle such SAR upon exercise. However, (i) Shares tendered to the Company by a Participant or cancelled by the Company to (A) purchase Shares upon the exercise of an Option or (B) satisfy tax withholding obligations shall not be added back to the number of Shares available for the future grant of Awards; and (ii) Shares repurchased by the Company on the open market (including, without limitation, by using cash proceeds from the exercise of Options) shall not increase the number of Shares available for future grant of Awards.
(b)Sub-limits. Subject to adjustment under Section 10, the following sub-limits on the number of Shares subject to Awards shall apply:
(1)Per-Participant Limit. The maximum number of Shares with respect to which Awards may be granted to any one Participant under the Plan shall be 250,000 per calendar year. For purposes of the foregoing limit, the combination of an Option with a Tandem SAR shall be treated as a single Award. In addition, the Fair Market Value of all Shares subject to one or more Incentive Stock Options that are first exercisable in any one calendar year may not exceed, on the date of such Award(s) the maximum amount permitted under Section 422 of the Code (currently $100,000).
(2)Limit on Incentive Stock Options. The maximum number of Shares with respect to which all Incentive Stock Options may be granted over the term of the Plan to all Participants in the aggregate shall be limited to 1,250,000.
(3)Limit on Other Stock-Based Awards. The maximum number of Shares with respect to which all Other Stock-Based Awards may be granted over the term of the Plan to all Participants in the aggregate shall be equal to five percent (5.0%) of the total number of Shares authorized for Awards in Section 5(a)(1), as such Section may potentially be amended in the future with the approval of the Company’s shareholders in accordance with Section 12(e).
(c)Substitute Awards. In connection with an acquisition by the Company of another entity, the Board may grant Awards (“Substitute Awards”) under the Plan in substitution for any then outstanding options or other stock or stock-based awards which were previously granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall Share limit set forth in Section 5(a)(1) or any sub-limits contained in the Plan, except as may be required by Section 422 and related provisions of the Code and provided that any Substitute Awards which are intended to qualify as Incentive Stock Options shall be included for purposes of the limitation set forth in Section

5(b)(2) on the maximum number of Shares with respect to which all Incentive Stock Options may be granted over the term of the Plan to all Participants. If, however, Awards shall, other than in substitution for outstanding options or other stock or stock-based awards, be granted under the Plan for inducement, recruitment, retention or other purposes to any of the former employees or consultants of the acquired company, the Shares subject to such Awards shall count against the overall share limit set forth in Section 5(a)(1) and any relevant sub-limits contained in the Plan.

6.	Stock Options
(a)General. Subject to the limitations set forth in this Section 6, the Committee may grant options to purchase Shares (each, an “Option”) and determine the number of Shares to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be, or does not qualify as, an Incentive Stock Option shall be deemed a “Nonstatutory Stock Option.”
(b)Incentive Stock Options. Options (each an “Incentive Stock Option”) that the Committee intends to be “incentive stock options” as defined in Section 422 of the Code, or any successor provisions thereto, and the regulations thereunder, may only be granted to employees of the Company, any of the Company’s present or future parent or subsidiary corporations as defined in Section 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive incentive stock options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option does not satisfy all of the requirements in the Code for an “incentive stock option” or for any action taken by the Committee, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option. Furthermore, if any Participant shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of the Shares acquired upon exercise of an Incentive Stock Option within two years from the grant date of such Incentive Stock Option or within one year after the issuance of the Shares acquired upon exercise of such Incentive Stock Option, such Participant shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such Shares.
(c)Exercise Price. The Committee shall establish the exercise price of each Option and specify such exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the Fair Market Value of the Common Stock as determined by (or in a manner approved by) the Committee on the date the Option is granted, provided that if the Committee approves the grant of an Option with an exercise price to be determined on a specified future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. For this purpose, if the Common Stock is then listed on an Applicable Exchange, the “Fair Market Value” of the Common Stock shall be the closing price as reported by such exchange on the grant day of the Award (or if no sales of Common Stock are reported on such day then on the most recent trading day on which such sales were reported) or, if the Common Stock is not then listed on any Applicable Exchange, such fair market value as shall be determined by the Committee in good faith (with the Fair Market Value of the Common Stock as so determined by the Committee to be conclusive and binding on all persons). However, in the case of any Incentive Stock Option granted to any employee then owning more than 10% of the total combined voting power of the Company and its affiliates, the exercise price shall be not less than 110% of the Fair Market Value on the date of the Award.
(d)Minimum Vesting Requirements. The minimum vesting period following the date of Option Awards shall be at least one year for Performance Awards and three years for Option Awards which are not Performance Awards. Notwithstanding the foregoing, (i) Option Awards which are not Performance Awards may vest proportionately in annual increments commencing one year after the date of the Award based on continued employment or service during such vesting period and (ii) any Option Awards made to Participants who are Non-Employee Directors as compensation for service to be rendered by them as directors may vest in full upon or immediately prior to the next annual meeting of the Company’s shareholders subject to their continued service as directors through such vesting date.
(e)Duration of Options. Subject to Section 6(d), each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Option agreement; provided, however, that no Option may be granted for a term in excess of 10 years.
(f)Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Committee together with payment in full as specified in Section 6(g) for the number of Shares for which the Option is exercised.
(g)Payment Upon Exercise. Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)in cash or by check, payable to the order of the Company;
(2)except as the Committee may otherwise provide in an Option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;
(3)during any period when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant (including, without limitation, through cancellation of a portion of the Shares being acquired by the Participant through exercise of such Option provided such manner of payment is provided for in the option agreement approved by the Committee) valued at their then Fair Market Value, provided (i) such method of payment is then permitted under applicable law, and (ii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;
(4)to the extent permitted by applicable law and by the Committee and provided for in the Option agreement, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Committee, or (ii) payment of such other lawful consideration as the Committee may determine; or
(5)by any combination of the above permitted forms of payment.
(h)Prohibition of Repricing. Unless such action is approved by the Company’s shareholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per Share that is lower than the then-current exercise price per Share of such outstanding Option or SAR (other than adjustments pursuant to Section 10), (2) the Committee may not cancel any outstanding Option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of Shares and having an exercise price per Share lower than the then-current exercise price per Share of the cancelled Option, and (3) the Company will not purchase for cash any outstanding Option having an exercise price greater than the then Fair Market Value of Common Stock.
(i)No Reload Options. No Option that provides for an automatic grant of another Option upon exercise of the original Option may be granted under the Plan.
(j)No Dividend Rights. If the Company shall pay any ordinary cash dividends with respect to its outstanding Common Stock prior to the exercise of an Option and the issuance to the Participant of the related Shares of Common Stock, the Participant holding such Option shall not be entitled to receive such dividend or any form of dividend equivalent rights. However, if the Company shall pay any dividend which is not an ordinary cash dividend during such period, the number of Shares of Common Stock which the Participant shall be entitled to receive upon exercise of such Option shall be subject to potential adjustment to the extent and in the manner described in Section 10(a).

7.	Stock Appreciation Rights
(a)General. Subject to the limitations set forth in this Section 7, the Committee may grant stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount in cash or in Shares or a combination thereof (such form to be determined by the Committee) determined in whole or in part by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock. SARs may be based solely on appreciation in the Fair Market Value of Common Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Committee in the SAR Award.
(b)Grants. SARs may be granted either in tandem with, or independently of, Options granted under the Plan.
(1)Tandem SARs. When a SAR is expressly granted in tandem with an Option (a “Tandem SAR”), (i) the SAR will be exercisable only at such time or times, and only to the extent, that the related Option is exercisable (except to the extent designated by the Committee in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option (except to the extent designated by the Committee in connection with a Reorganization Event), and except that a SAR granted with respect to less than the full number of Shares covered by an Option will not be reduced until the number of Shares as to which the related Option has been exercised or has terminated exceeds the number of Shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only together with the related Option.
(2)Independent SARs. A SAR not expressly granted in tandem with an Option (an “Independent SAR”) will become exercisable at such time or times, and on such conditions, as the Committee may specify in the SAR Award.
(c)Exercise Price. The Committee shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the Fair Market Value of the underlying Common Stock on the date the SAR is granted; provided that if the Committee approves the grant of a SAR with an exercise price to be determined on a specified future date, the exercise price shall be not less than 100% of the Fair Market Value of the underlying Common Stock on such future date.
(d)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.
(e)Exercise of SARs. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Committee together with any other documents required by the Committee.
(f)Prohibition of Repricing. Unless such action is approved by the Company’s shareholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per Share that is lower than the then-current exercise price per Share of such outstanding SAR (other than adjustments pursuant to Section 10); (2) the Committee may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of Shares and having an exercise price per share lower than the then-current exercise price per Share of the cancelled SAR, and (3) the Company will not purchase for cash any outstanding SAR having an exercise price greater than the then Fair Market Value of Common Stock.
(g)No Dividend Rights. If the Company shall pay any ordinary cash dividend with respect to its outstanding Common Stock prior to the exercise of a SAR and the issuance to the Participant of the related shares of Common Stock or cash, the Participant holding such SAR shall not be entitled to receive such dividend or any form of dividend equivalent rights. However, if the Company shall pay any dividend which is not an ordinary cash dividend during such period, the number of shares of Common Stock and the amount of cash or other property which the Participant shall be entitled to receive upon exercise of such SAR shall be subject to potential adjustment to the extent and in the manner described in Section 10(a).

8.	Restricted Stock; Restricted Stock Units
(a)General. Subject to the limitations set forth in this Section 8, the Committee may grant Awards (“Restricted Stock”) consisting of Shares subject to a right of the Company to require either forfeiture (if such Shares are issued without a purchase price) or repurchase at their original purchase price (if such Shares are issued for a purchase price) of all or part of such Shares from the recipient in the event that conditions specified by the Committee in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for such Awards. Instead of granting Awards for Restricted Stock, the Committee may also grant Awards entitling the recipients to receive either Shares or cash based on the then Fair Market Value of such Shares to be delivered at the time such Awards vest (“Restricted Stock Units”). Any Awards of either Restricted Stock or Restricted Stock Units are collectively referred to hereafter as “Restricted Stock Awards.”
(b)Terms and Conditions. The Committee shall determine the terms and conditions of a Restricted Stock Award, including the conditions for forfeiture to the Company (if such Shares issued without a purchase price) or repurchase by the Company (if such Shares are issued for a purchase price) and whether or not such Awards shall consist of Performance Awards.
(c)Additional Provisions Relating to Restricted Stock.
(1)Dividends. If the Company shall pay any dividends with respect to its outstanding Common Stock, Participants then holding shares of Restricted Stock granted as Awards under the Plan shall not be entitled to receive such dividends unless and until all applicable performance goals and/or vesting requirements applicable to such Restricted Stock shall have been satisfied, and during the respective periods between the date of payment of any such dividends and the satisfaction of all such applicable performance goals and/or vesting requirements, such dividends shall be held in escrow and forfeited to the Company to the extent, if any, such performance goals and/or vesting requirements are not satisfied. Unless otherwise provided by the Committee, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the Shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Each such dividend payment or distribution will be made no later than the end of the calendar year in which the related dividend or distribution is paid to holders of Common Stock or, if later, the 15th day of the third month following the date the dividend is paid to holders of Common Stock.
(2)Stock Certificates. Unless otherwise determined by the Committee, any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction period, the Company (or such designee) shall deliver the certificates (if any) representing the Shares of Common Stock (if any) which are no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated, in a manner determined by the Committee, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, the “Designated Beneficiary” shall mean the Participant’s estate.
(d)Additional Provisions Relating to Restricted Stock Units.
(1)Settlement. Upon the vesting of each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one Share or an amount of cash equal to the then Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement, for each vested and unrestricted Restricted Stock Unit.
(2)Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.
(3)Dividend Rights. Except to the extent provided in Section 10(a) with respect to potential adjustments relating to dividends which are not ordinary cash dividends, a Participant shall have no right to dividends with respect to any Restricted Stock Units.
(e)Minimum Vesting Requirements. The minimum vesting period following the date of Restricted Stock Awards shall be at least one year for Performance Awards and three years for Restricted Stock Awards which are not Performance Awards. Notwithstanding the foregoing, (i) Restricted Stock Awards which are not Performance Awards may vest proportionately in annual increments commencing one year after the date of the Awards based on continued employment or service during such vesting period and (ii) any Restricted Stock Awards made to Participants who are Non-Employee Directors as compensation for service to be rendered by them as directors may vest in full upon or immediately prior to the next annual meeting of the Company’s shareholders subject to their continued service as directors through such vesting date.

9.	Other Stock-Based Awards
Subject to the other provisions of the Plan (including, without limitation, the limitation under Section 5(b)(3) of the maximum number of Shares with respect to which Other Stock-Based Awards may be granted), the Committee may grant Other Stock-Based Awards consisting of non-restricted Shares of Common Stock or other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock but are not Options, SARs, Restricted Stock or Restricted Stock Units (but may be Common Stock which would otherwise be Restricted Stock but which does not satisfy the vesting requirements specified in Section 8(e)). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in Shares or cash, as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall determine the conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

10.	Adjustments for Changes in Common Stock and Certain Other Events
(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares reclassification of shares, spin-off or other similar change in capitalization or event affecting Common Stock, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the sub-limits and share counting rules set forth in Section

5(a) and Section 5(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share-related provisions and the exercise price of each SAR, (v) the number of Shares subject to forfeiture or repurchase and the repurchase price, if any, per Share subject to each outstanding Restricted Stock Award, and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Committee. Without limiting the generality of the foregoing, in the event the Company effects a split of Common Stock by means of a stock dividend and the exercise price of and the number of Shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the Shares acquired upon such Option exercise, notwithstanding that such Shares were not outstanding as of the close of business on the record date for such stock dividend.
(b)Reorganization Events.
(1)Definition. A “Reorganization Event” shall mean: (i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is acquired or converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any exchange of all of the outstanding Common Stock of the Company for cash, securities or other property pursuant to an exchange transaction, (iii) one person or entity (or more than one persons or entities acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a gross fair market value equal to or more than 50% of the total gross fair market value of all the assets of the Company immediately before such acquisition(s), or (iv) any liquidation or dissolution of the Company.
(2)Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.
(i)In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (A) provide that Awards shall, with the consent of the acquiring or succeeding entity in such Reorganization Event or an affiliate thereof (the “Acquiror”) but without requiring the consent of any Participant, be assumed, or substantially equivalent Awards be substituted, by the Acquiror, (B) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (C) subject to the provisions of Section 10(c), if such Reorganization Event involves a Change-in-Control, provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (D) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (x) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Award over (y) the aggregate exercise price, if any, of such outstanding Award to the Participant and any applicable tax withholdings, in exchange for the termination of such Award and if there is no such excess that such outstanding Award shall be terminated without any cash payment being made to the Participant, (E) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price, if any, thereof and any applicable tax withholdings), and if there is no such excess that such outstanding Awards shall be terminated without any liquidation proceeds being distributed to the Participant, or (F) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b)(2)(i), the Board shall not be obligated by the Plan to treat all outstanding Awards, all Awards held by a Participant, or all Awards of the same type, identically.
(ii)For purposes of Section 10(b)(2)(i), an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each Share subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the Acquiror, the Board may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the Acquiror equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.
(3)Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the forfeiture, repurchase and other rights of the Company under each outstanding Restricted Stock Award shall, unless the Board determines otherwise, inure to the benefit of the Company’s successor and apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the Restricted Stock award agreement or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.
(c)Change-in-Control.
(1)Definitions. For purposes of this Section 10(c),
(i)“Change-in-Control” means any of the following:
(A)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 35% of the combined voting power of the then-outstanding stock of the Company having the right to vote for the election or removal of directors or succeeds in having nominees as directors elected in an “election contest” within the meaning of Rule 14a-12(c) under the Exchange Act and, within 18 months thereafter, individuals who were members of the Board of the Company immediately prior to either such event cease to constitute a majority of the members of the Board of the Company;
(B)a majority of the Board ceases to be composed of Incumbent Directors; or
(C)a Reorganization Event becomes effective unless, in any such case, (x) no Person (other than the Company, any entity resulting from such Reorganization Event or any employee benefit plan (or related trust) sponsored or maintained by the Company, any subsidiary or such entity resulting from such Reorganization Event) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding shares of stock having the right to vote for election or removal of directors of the entity resulting from such Reorganization Event and (y) at least one-half of the members of the board of directors (or equivalent body) of the entity resulting from such Reorganization Event were Incumbent Directors at the time of the execution of the initial agreement providing for such Reorganization Event.
(ii)“Good Reason” means any of the following: (A) the Company (or its successor) adversely changes the Participant’s title or changes in any material respect the responsibilities, authority or status of the Participant without prior notice and acceptance; (B) the substantial or material failure of the Company (or its successor) to comply with its obligations under the Plan or any other agreement that may be in effect that is not remedied within a reasonable time after specific written notice thereof by the Participant to the Company (or its successor); (C) the diminution of the Participant’s base salary; and (D) requiring the Participant to relocate more than 50 miles from his or her location of employment immediately prior to the Change-in- Control. However, Good Reason shall only exist in the prior (A) through (D) if the Participant has given reasonable and specific written notice to the chief executive officer of the Company (or its successor) of such failure, the Company (or its successor) has been given a reasonable opportunity to cure, and no cure has been effected or initiated within a reasonable time after such notice.
(iii)“Incumbent Directors” means the individuals who, as of the date of adoption of the Plan, are directors of the Company and any individual(s) becoming director(s) subsequent to the date hereof whose election, nomination for election by the Company’s shareholders or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which each such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(2)Effect of Change-in-Control on Options and SARs.
(i)Subject to the limitations set forth in this Section 10(c), in the event of a Change-in-Control which occurs in connection with a Reorganization Event, the Acquiror may, without the consent of any Participant, either assume the Company’s rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent awards covering the Acquiror’s stock.  However, all such Options and SARs assumed or substituted for by the Acquiror in connection with a Change-in-Control will become fully vested and exercisable if the Participant’s employment is terminated at any time during the 24-months period following the Change-in-Control either (A) by the Acquiror without Cause or (B) by the Participant for Good Reason.
(ii)Any Option or SAR granted one year or more prior to the Change-in-Control that is neither assumed nor substituted for by the Acquiror in connection with any such Change-in-Control shall, contingent on the Change-in-Control becoming effective, become fully vested and exercisable immediately prior to the Change-in-Control. Any Option or SAR granted less than one year prior to the Change-in-Control that is neither assumed nor substituted for by the Acquiror in connection with the Change-in-Control shall, to the extent not previously vested and exercisable, immediately prior to the Change-in-Control become vested and exercisable as to the number of Shares subject to such Option or SAR equal to (A) the number of Shares originally subject to such Option or SAR, multiplied by (B) the number of whole months between the grant date of the Award and the Change-in-Control, divided by (C) the number of months between the grant date of the Award and the date on which all Shares originally subject to such Option or SAR would have been fully vested and exercisable; and such Option or SAR shall terminate with respect to all remaining Shares subject to such Option or SAR. For purposes of determining the number of Shares which shall become fully vested and exercisable under any Award which is a Performance Award and which is neither assumed nor substituted for by the Acquiror in connection with any such Change-in-Control, the target (as opposed to the threshold or maximum) level of achievement shall be deemed to apply.
(3)Effect of Change-in-Control on Outstanding Awards Other Than Options or SARs.  Subject to the limitations set forth in this Section 10(c), in the event a Change-in-Control occurs in connection with a Reorganization Event, the Acquiror may, without requiring the consent of any Participant, either assume the Company’s rights and obligations under outstanding Awards other than Options or SARs or substitute for such Awards substantially equivalent awards covering the Acquiror’s stock. However, all Awards other than Options or SARs assumed or substituted for by the Acquiror in connection with such Reorganization Event will become fully vested and all restrictions on such Awards will lapse if the Participant’s employment is terminated at any time during the 24‑months period following the Reorganization Event either (i) by the Acquiror without Cause (as defined in Section 11(i)) or (ii) by the Participant for Good Reason. Any Award that is neither assumed nor substituted for by the Acquiror in connection with the Change-in-Control shall, upon the Change-in-Control, become fully vested and all restrictions shall be released immediately prior to the Change-in-Control.
(4)Other Conditions Applicable to a Change-in-Control. Notwithstanding anything in this Section 10(c) to the contrary, the Company shall not in connection with a Change-in-Control take or cause to be taken any action, and shall not undertake or permit to arise any legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Shares or the payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the effective date of the Change-in-Control.

11.	General Provisions Applicable to Awards
(a)Transferability of Awards. Until such time as they become fully vested, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. The foregoing restrictions on the transferability of Awards shall not be deemed to apply to any Shares received as Awards, or upon exercise or other settlement of Awards, following such date as all vesting and other requirements applicable to such Awards have been satisfied or otherwise terminated in accordance with the provisions of the Plan and the applicable Award agreement or other documentation evidencing such Awards.
(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Committee shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.
(c)Committee Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly.
(d)Termination of Status; Acceleration of Vesting. The Committee shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award. However, the vesting requirements set forth in an Award will not accelerate except upon death, disability or, upon such terms as shall be established by the Committee, retirement of the Participant or, subject to the provisions of Section 10(c), an acquisition of the Company by an Acquiror which does not agree to assume or issue substantially equivalent awards for outstanding Awards.
(e)Withholding. The Participant must satisfy all applicable federal, state, local and any other applicable income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may, but shall not be required, to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or vesting of an Award or, if the Company so requires, at the same time as payment of the exercise price is due unless the Company determines otherwise. If provided for in an Award or approved by the Committee in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their then Fair Market Value; provided, however, except as otherwise provided by the Committee, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
(f)Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that (1) the Participant’s consent to such action shall be required unless (i) the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan and such Award or (ii) the change is permitted under Section 10, and (2) the Committee may not amend or modify any outstanding Award in a manner inconsistent with the minimum vesting and performance periods and the prohibition of repricing provisions set forth in Sections 6, 7, 8 and 11(h).
(g)Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the

Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
(h)Performance Awards.
(1)Grants. Options, SARs, Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 11(h) (“Performance Awards”).
(2)Committee. Grants of Performance Awards to any Covered Employee shall be made only by the Committee. “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.
(3)Performance Measures. For any Award that is intended to qualify as a Performance-Based Award, the Committee shall specify that the exercise or vesting thereof shall be subject to the achievement of one or more objective performance measures preestablished by the Committee, which shall be objective and shall meet the requirement that the levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for any present or future parent or subsidiary of the Company, or for business or geographical units of the Company and/or any present or future parent or subsidiary of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (i) earnings per share; (ii) revenues; (iii) cash flow; (iv) operating margin; (v) return on the net assets, investment, capital, or equity; (vi) economic value added; (vii) direct contribution; (viii) net income; pretax income; or earnings from continued operations; (ix) income before earnings before interest, taxes, depreciation and amortization; and with such other adjustments as shall be consistent with the Company’s then credit agreement or the Company’s reports then being filed with the Securities and Exchange Commission (“Adjusted EBITDA”); (x) ratio of Adjusted EBITDA to revenues (“Adjusted EBITDA Margin”); (xi) working capital; (xii) management of fixed costs or variable costs; (xiii) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including mergers, acquisitions or divestitures; (xiv) total shareholder return; (xv) health, safety and compliance statistics; and (xvi) debt reduction. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee may adjust for or exclude the impact of an event or occurrence which the Committee determined should appropriately be excluded, including without limitation (A) acquisitions, restructurings, discontinued operations, and other unusual or non-recurring charges, (B) extraordinary events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management such as government shut downs, acts of terrorism, natural disasters, communicable or infectious disease affecting the general population, and other unusual or non-recurring events or charges, or (C) changes in accounting standards required by generally accepted accounting principles.
(4)Performance Periods. Achievement of performance goals in respect of a Performance Award shall be measured over a period no shorter than 12 months and no longer than five years, as specified by the Committee (the “Performance Period”). Performance goals shall be established not later than 90 days after the beginning of any period applicable to such Performance Awards.
(5)Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Performance Awards subject to this Section 11(h), but may not exercise discretion to increase any such amount payable to a Participant in respect of a Performance Award subject to this Section 11(h). Subject to the provisions of Section 10(b) with respect to Reorganization Events and Section 10(c) with respect to a Change-in-Control, the Committee shall specify the circumstances in which such Performance Awards shall become exercisable or vest or shall be forfeited in the event of termination of employment by the Participant prior to the end of a Performance Period or settlement of such Awards.
(6)Certification Requirement. No Performance-Based Awards become exercisable or shall vest under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied.
(i)Forfeiture for Cause.

(1)Notwithstanding any other provision of the Plan to the contrary, the following provisions of this Section 11(i) shall apply in the event of “Cause,” which means the Participant’s (i) material breach of the Participant’s fiduciary duty to the Company or an act of fraud, dishonesty or theft upon the Company; (ii) conviction (or entry of a plea bargain admitting criminal guilt) of any felony or misdemeanor involving moral turpitude or a willful violation of any material law, rule or regulation relating to the business of the Company or any of its affiliates; or (iii) material breach of the Participant’s non-competition or non-disclosure obligations to the Company. For this purpose, the Committee shall determine in such body’s sole discretion whether the Participant has engaged in conduct that constitutes Cause.
(2)If the Committee shall determine that a Participant has engaged in conduct which constitutes Cause,
(i)Any outstanding Option shall immediately and automatically terminate, be forfeited and shall cease to be exercisable, without limitation. In addition, any Shares of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards as to which the restrictions have not lapsed shall immediately and automatically be forfeited, and all of the rights of the Participant to such Shares or Share equivalents shall immediately terminate.
(ii)The lapse of restrictions on or vesting of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards that have vested or upon which the restrictions have lapsed within the 36-month period immediately prior to the date it is determined that the Participant engaged in conduct constituting Cause (the “Determination Date”) shall be rescinded and all outstanding Awards shall be canceled.
(iii)The Committee may, to the extent permitted by applicable law, rescind any Awards made to the Participant within the 36-month period immediately prior to the Determination Date.
(iv)The Committee may, to the extent permitted by applicable law, recover any gains realized from the sale of vested Shares or the sale or other disposition of any Shares issued or issuable upon the exercise of an Option, in the case of any such sale or other disposition during the 36-month period immediately prior to the Determination Date.
(3)Notwithstanding the foregoing provisions of this Section 11(i), any provision of this Section 11(i) that is determined by a court of competent jurisdiction to be invalid or unenforceable shall be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such invalid or unenforceable provision, without invalidating or rendering unenforceable the remaining provisions of this Section 11(i).
(j)Dodd-Frank Clawback. The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder, and all Awards made pursuant to the Plan shall be subject to the clawback policies of the Company adopted from time to time by the Board. Without limiting the foregoing, the Committee may, with respect to any Award granted under the Plan, in the event of a financial restatement that reduces the amount of previously awarded incentive compensation that would not have been earned had the Company’s financial results been properly reported, vesting of outstanding Awards may be canceled and the Company may clawback (i.e., recapture) realized value and gains derived from Awards to the extent such vesting or gains were derived from such misstated financial results.
(k)Stock Ownership and Retention Guidelines. Shares of Common Stock issued pursuant to Awards under the Plan will be subject to the stock ownership and retention guidelines adopted from time to time by the Board for the Company’s directors and officers.

12.	Miscellaneous
(a)No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
(b)No Rights As Stockholder. Except in the case of Restricted Stock, and subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any Shares to be distributed with respect to an Award until becoming the record holder of such Shares.
(c)No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock and any rights thereto shall be forfeited or otherwise eliminated (including by rounding to the nearest whole Share).
(d)Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s shareholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.
(e)Amendment of the Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require shareholder approval under the rules of the Applicable Exchange may be made effective unless and until such amendment shall have been approved by the Company’s shareholders, and (ii) if the Applicable Exchange amends its corporate governance rules so that such rules no longer require shareholder approval of “material amendments” to equity compensation plans, then, from and after the effective date of such amendment to Applicable Exchange rules, no amendment to the Plan (A) increasing the number of Shares authorized under the Plan other than pursuant to Section 5(c) or Section 10, (B) expanding the types of Awards that may be granted under the Plan, (C) materially expanding the class of Participants eligible to participate in the Plan, (D) decreasing the exercise price per share at which Options or SARs may be awarded or allowing repricing of outstanding Options or SARs, (E) removing the Committee as the administrator of the Plan, or (F) amending this Section 12(e) in a manner which would defeat its purpose, shall be effective unless shareholder approval is obtained. In addition, if at any time the approval of the Company’s shareholders is required as to any other modification or amendment under Section 422 of the Code with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(e) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted.
(f)Provisions for Foreign Participants. The Committee may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
(g)Compliance with Code Section 409A.
(1)No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code (“Section 409A”) and the regulations thereunder unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.
(2)Notwithstanding anything in the Plan to the contrary, if any provision of the Plan or any Award document would result in the imposition of the additional tax under Section 409A, that Plan or Award provision may be reformed, to the extent permitted by Section 409A, to avoid imposition of the additional tax and no action taken by the Company to have the Award comply with Section 409A shall be deemed to materially adversely affect the Participant’s rights with respect to the Award. Further, if any payment or benefit provided for under an Award would be subject to additional taxes and interest under Section 409A if the Participant’s receipt of such payment or benefit is not delayed in accordance with the requirements of Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit shall not be provided to the Participant (or the Participant’s estate, if applicable) until the earlier of (i) the date of the Participant’s death or (ii) the date that is six months after the date of the Participant’s separation from service with the Company.
(h)Expenses. The expenses of administering the Plan shall be paid by the Company.
(i)Severability. If any of the provisions of the Plan or any Award is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.
(j)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law principles.

Glossary of Defined Terms

Term	Section
Acquiror	10(b)(2)(i)
Acquisition Price	10(b)(2)(i)
Applicable Exchange	4(a)
Award	3
Board	1
Cause	11(i)(1)
Change-in-Control	10(c)(1)(i)
Code	1
Committee	4(a)
Common Stock	5(a)(1)
Company	1
Covered Employee	11(h)(2)
Designated Beneficiary	8(c)(2)
Determination Date	11(i)(2)(ii)
Effective Date	12(d)
Exchange Act	4(c)
Fair Market Value	6(c)
Good Reason	10(c)(1)(ii)
Incentive Stock Option	6(b)
Incumbent Directors	10(c)(1)(iii)
Independent SAR	7(b)(2)
Non-Employee Director	4(a)
Nonstatutory Stock Option	6(a)
Option	6(a)
Other Stock-Based Award	9
Participant	3
Performance Awards	11(h)(1)
Performance Period	11(h)(4)
Person	10(c)(1)(i)
Plan	1
Reorganization Event	10(b)(1)
Restricted Stock	8(a)
Restricted Stock Award	8(a)
Restricted Stock Unit	8(a)
SAR	7(a)
Section 409A	12(g)(1)
Share	5(a)(1)
Substitute Awards	5(c)
Tandem SAR	7(b)(1)

CleanHarbors

CLEAN HARBORS, INC.
ATTN: KATIE CRAIG
42 LONGWATER DRIVE
P.O. BOX 9149
NORWELL, MA 02061-9149

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/02/2020 for shares held directly and by 11:59 P.M. ET on 05/31/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/02/2020 for shares held directly and by 11:59 P.M. ET on 05/31/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐	______________________

Nominees

01 Eugene Banucci 02 Edward G. Galante 03 Thomas J. Shields 04 John R. Welch

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. To approve an advisory vote on the Company's executive compensation.	☐	☐	☐
3. To approve the Company's 2020 Stock Incentive Plan.	☐	☐	☐
4. To ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000461850_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

CLEAN HARBORS, INC.
Annual Meeting of Shareholders
June 3, 2020
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael L. Battles, C. Michael Malm, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of common stock of Clean Harbors, Inc. (the "Company") which the undersigned is entitled to vote at the annual meeting of shareholders to be held at 10:00 a.m., local time, on Wednesday, June 3, 2020, at the Corporate headquarters at 42 Longwater Drive, Norwell, Massachusetts, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

This proxy, properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted (i) for the election of all nominees, (ii) for approval of the Company's 2020 Stock Incentive Plan, and (iii) for ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.

YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Continued and to be signed on reverse side

0000461850_2 R1.0.1.18